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 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda on May 16, 2011 at 10 a.m. for the following purposes:

1.	to elect fourteen directors to serve until the next Annual General Meeting of Shareholders;

2.
to appoint Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2011 and to authorize the directors, acting through the Audit Committee, to approve their fee;

3.	to conduct an advisory vote on the compensation of the Company’s named executive officers (“say-on-pay”); and

4.	to conduct an advisory vote on the frequency of the say-on-pay vote.

The Company will also lay before the meeting the financial statements of the Company for the year ended December 31, 2010 pursuant to the provisions of the Companies Act of 1981 of Bermuda.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

Only shareholders of record at the close of business on March 31, 2011 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Daniel Penn
Secretary

April 12, 2011

IMPORTANT:  The prompt return of proxies will ensure that your shares will be voted.  A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2011

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at our Annual General Meeting of Shareholders (the “Meeting”) to be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda on May 16, 2011, at 10 a.m., and at any adjournments thereof.

Shareholders may vote their shares by signing and returning the proxy card accompanying this proxy statement. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on each matter to be voted upon at the Meeting constitutes a quorum as to each such matter. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or has discretionary power but elects not to exercise it.

Our registered office is located at Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda.  A subsidiary of the Company also maintains offices at 52 Charles Street, London W1J 5EU, United Kingdom. The date on which this proxy statement and the enclosed form of proxy will first be sent to shareholders is on or about April 15, 2011.

Shareholders of record of our Class A Common Stock, par value $.08 per share, at the close of business on March 31, 2011 shall be entitled to one vote for each share then held. Shareholders of record of our Class B Common Stock, par value $.08 per share, at the close of business on March 31, 2011 shall be entitled to ten votes for each share then held. The shares of Class A Common Stock and Class B Common Stock shall be voted on all matters presented as a single class. At the close of business on March 31, 2011 there were issued and outstanding 56,879,489 shares of Class A Common Stock and 7,490,936 shares of Class B Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Fourteen directors are to be elected at the 2011 Annual General Meeting to serve until our next annual general meeting of shareholders. The 14 nominees are listed below together with brief biographies.  All nominees are incumbents, with the exception of Kelli Turner. The Board of Directors has determined that eight of the current directors qualify as independent under the NASDAQ Marketplace Rules: Charles Frank, Herbert Granath, Alfred Langer, Fred Langhammer, Bruce Maggin, Parm Sandhu, Caryn Seidman Becker and Duco Sickinghe. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.

Director Nominees

Ronald S. Lauder, 67, one of our founders, has served as our non-executive Chairman of the Board since our incorporation in 1994.  Mr. Lauder is a principal shareholder of The Estée Lauder Companies, Inc. (“Estée Lauder”) and has served as Chairman of Estée Lauder International and Chairman of Clinique Laboratories, Inc., divisions of Estée Lauder, since returning to the private sector from government service in 1987. Mr. Lauder was a Director of  Estée Lauder from 1988 until 2009. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria.  From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs.  He is Chairman of the Jewish National Fund, former Chairman of the Council of Presidents of American Jewish Organizations, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School of the University of Pennsylvania.  In June 2007, Mr. Lauder was elected President of the World Jewish Congress. He received his B.S. in International Business from the Wharton School of the University of Pennsylvania. Mr. Lauder’s son-in-law, Eric Zinterhofer, also serves as a Director. Mr. Lauder’s qualifications to sit on our Board include his many years of international business experience and knowledge of European affairs, as well as being the Company’s founder and Chairman since its inception in 1994, providing the Board with key institutional knowledge.

Herbert A. Granath, 82, has served as a Director since 2002 and non-executive Vice Chairman of the Board since June 2006.  Mr. Granath is Chairman Emeritus, ESPN, a cable sports network, and Senior Content Advisor to Telenet Group Holding N.V., the largest cable operator in Belgium.  He is Co-Chairman of Crown Media Holdings, which owns and operates the Hallmark Channel. He is also Chairman and Chief Executive Officer of Media and Entertainment Holdings, Inc., a special purpose vehicle for the acquisition of media, entertainment and communications businesses. Mr. Granath was employed by ABC for over 35 years and was Chairman, Disney/ABC International (an international broadcasting company) from 1996 to January 1998 where he pioneered many aspects of ABC’s expanding television business, including its successes in the cable and international programming arenas.  He served as Chairman of the Board of ESPN for 16 years and Senior Vice President of ABC, Inc. from 1998 until 2001.  He also served as Chairman of the Board of A&E, The History Channel, The Biography Channel and Lifetime Television, and was a founding partner and Board member of Eurosport, the largest cable network in Europe. He also served on the Boards of the Telefunf, RTL2 and TM3 networks in Germany, as well as SBS Broadcasting S.A. and TVA, the Brazilian pay-TV company.  Among the awards Mr. Granath has received are two Tony awards (along with six Tony nominations), an International Emmy (Lifetime Achievement in International TV), and a U.S. Emmy (Lifetime Achievement in Sports Television).  He has also been honored by the National Association of Broadcasters as a Broadcast Pioneer and received a European Lifetime Achievement Award from the Rose d’Or Festival in Lucerne, Switzerland. Mr. Granath brings to our Board extensive experience in television broadcasting both in America and Europe, which allows him to provide valuable advice and insights to the Board and Board committees.

Paul T. Cappuccio, 49, has served as a Director since October 2009. Mr. Cappuccio has been Executive Vice President and General Counsel of Time Warner Inc. since January 2001, in which capacity he oversees the worldwide management of Time Warner's legal functions, collaborating with all of its operating businesses. From August 1999 until January 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, Mr. Cappuccio was a partner at the Washington, D.C., office of Kirkland & Ellis, one of the world's premier litigation and transactional law firms, where he specialized in telecommunications law, appellate litigation and negotiation with government agencies. From 1991 until 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice, where he advised Attorney General William P. Barr on matters relating to judicial selection, civil litigation, antitrust and civil rights. Prior to his service at the Justice Department, Mr. Cappuccio served as a law clerk at the Supreme Court of the United States and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, California. He is a 1986 graduate of Harvard Law School and a 1983 graduate of Georgetown University. Mr. Cappuccio, as general counsel of a global media company, brings significant large public company experience to our Board, including transactional and corporate governance expertise.

Michael Del Nin, 40, has served as a Director since October 2009. Mr. Del Nin is the Senior Vice President of International and Corporate Strategy at Time Warner Inc., in which capacity he helps drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. Previously, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker in the Media and Entertainment Group at Salomon Smith Barney in New York. Mr. Del Nin also serves as a Director of Content Guard. Mr. Del Nin holds degrees from the University of New South Wales in Sydney, Australia and Bocconi University in Milan, Italy. Mr. Del Nin brings to our Board his expertise in strategic and business development in the media industry.

Charles R. Frank, Jr., 73, served as a Director from 2001 until July 2009 and from March 2010 to the present.  From July 2009 through February 2010, Mr. Frank served as interim Chief Financial Officer of the Company. Mr. Frank currently serves as a non-executive member of the Board of Arcelor Mittal Steel Galati, the Romanian subsidiary of Arcelor Mittal Steel Company N.V.  He is a member of the Investment Committee of the Darby Converging Europe Mezzanine Fund, and a member of the Advisory Committee of the Sigma-Bleyzer Growth Fund IV.  From 1997 to 2001, Mr. Frank was First Vice President and twice acting President of the European Bank for Reconstruction and Development, which makes debt and equity investments in Central and Eastern Europe and the former Soviet Union. From 1988 to 1997, Mr. Frank was a Managing Director of the Structured Finance Group at GE Capital (a financial services company) and a Vice President of GE Capital Services.  Mr. Frank served as Chief Executive Officer of Frank and Company from 1987 to 1988, and Vice President of Salomon Brothers from 1978 until 1987.  Mr. Frank has held senior academic and government positions, including Deputy Assistant Secretary of State and Chief Economist at the U.S. Department of State, Senior Fellow at the Brookings Institution, Professor of Economics and International Affairs at Princeton University, and Assistant Professor of Economics at Yale University.  Mr. Frank graduated from Rensselaer Polytechnic Institute with a B.S. in mathematics and economics before completing a Ph.D. in economics at Princeton University. Mr. Frank brings to the Board 32 years’ experience in the financial services industry, including 13 years relating to Central and Eastern Europe, as well as notable senior management experience.

Alfred W. Langer, 60, has served as a Director since 2000.  Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters.  From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company.  From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company.  From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company.  From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers.  From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company.  Mr. Langer received an M.B.A. degree from the University GH Siegen. Mr. Langer brings to our Board and Board committees substantial financial and financial reporting expertise.

Fred Langhammer, 67, has served as a Director since December 2009. Mr. Langhammer is Chairman, Global Affairs of Estée Lauder. He joined Estée Lauder in 1975 and held a variety of executive roles, including Chief Executive Officer from 1999 to 2004 and President and Chief Operating Officer from 1995 to 1999. Mr. Langhammer serves on the Board of the Walt Disney Company and is Co-Chairman of the American Institute for Contemporary German Studies at John Hopkins University. Mr. Langhammer served on the Board of AIG from 2006 to 2008 and on the Board of Shinsei Bank from 2005 to 2008. Mr. Langhammer is also a senior fellow of the Foreign Policy Association. In June 2004, Mr. Langhammer received the Officer's Cross of the Order of Merit of the Federal Republic of Germany. In 2001, Mr. Langhammer received the Marco Polo Award from the China Foundation for International Exchanges in Beijing. Mr. Langhammer also received the Foreign Policy Association's Global Social Responsibility Award on behalf of Estée Lauder and was honored by the International Center in New York. Mr. Langhammer brings to the Board extensive executive management experience, as well as unique insights resulting from his service on the board of a large public media company.

Bruce Maggin, 67, has served as a Director since 2002. Mr. Maggin has served, since its inception, as Managing Partner and Principal of the H.A.M Media Group, LLC, an international investment and advisory firm he founded in 1997 that specializes in the entertainment and communications industries.  Until 2009, he also served as Executive Vice President and Secretary of Media and Entertainment Holdings, Inc. and was a Director of the company from 2005 until 2007. From 1999 to 2002, Mr. Maggin served as Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International that sold advertising on proprietary interactive television platforms.  Prior to that, Mr. Maggin had a long career with Capital Cities/ABC serving in a variety of financial and operational roles culminating in his serving as Head of the Multimedia Group, one of the company’s five operating groups. Mr. Maggin has been a Director of Phillips-Van Heusen Corporation since 1987 and Chairman of its Audit Committee since 1997. Mr. Maggin is a member of the Board of Trustees of Lafayette College, from which he received a B.A. degree. He also earned J.D. and M.B.A. degrees from Cornell University. Mr. Maggin’s qualifications to serve on our Board and Board committees include his long career as a corporate financial executive, chief operating officer and private investor in the media industry, as well as his service as a director of several companies and chairman of the audit and compensation committees of several publicly-traded companies.

Parm Sandhu, 42, has served as a Director since September 2009. In 2010, Mr. Sandhu founded Tamita Consulting (UK) LLP, which provides advisory services to financial investors in the technology, media and communications sector. He served as Chief Executive Officer of Unitymedia, Europe’s third largest cable operator, from 2003 to January 2010. Prior to that, Mr. Sandhu was a Finance Director with Liberty Media International, where he pursued numerous strategic acquisitions and held a number of senior finance and strategy positions during his six years with Telewest Communications plc. Before entering the technology, media and telecommunications sector, Mr. Sandhu worked at PricewaterhouseCoopers in London, where he qualified as a Chartered Accountant. He is a graduate of Cambridge University and holds a first class MA Honours degree in Mathematics. Mr. Sandhu brings to the Board and Audit Committee significant executive management experience in the European media and telecoms sector and considerable expertise in the cable industry, as well as extensive knowledge of financial and accounting matters.

Adrian Sarbu, 55, was appointed as a Director on December 8, 2009 and as President and CEO on July 27, 2009. Prior to that, he served as President and Chief Operating Officer (“COO”) from January 1, 2009 and as COO from October 2007.  From February 2006 until October 2007, Mr. Sarbu was Regional Director of our operations in Central and Eastern Europe. Mr. Sarbu was General Director and President of the Board of Pro TV S.A. in Romania from 1995, when this channel, the first of our Romanian operations, was launched, until 2009.  Mr. Sarbu was also a shareholder in Pro TV S.A. from its launch until May 2010, when the Company acquired his remaining ownership interests.  In 1990, Mr. Sarbu founded the Media Pro Group, from which the Company acquired the Media Pro Entertainment business in December 2009.  Five companies in which Mr. Sarbu directly or indirectly held a controlling interest are or have been in involuntary bankruptcy proceedings initiated in 2001 (Video Vision International), 2002 (Alfa Serv S.R.L.), 2004 (Media Com 95 S.R.L. and Pro For), 2005 (Agentia de drepturi sportive) and 2010 (Compania de Constructii Bucuresti S.A.).  The proceedings with respect to Alfa Serv were completed in 2009; the proceedings with respect to Video Vision International, Media Com 95 and Agentia de drepturi sportive were each completed in 2008. In 1997, Mr. Sarbu established a charitable foundation named Fundatia Pro that is focused on education. Its projects include the launching and management of The Media University in 1999, which offers students the opportunity to study journalism and other media-related disciplines. Mr. Sarbu was a film director until 1989.  He received his university degree from the Academy of Cinema and Theatre, currently named The National University of Theatrical and Cinematography Arts “Ion Luca Caragiale”. Mr. Sarbu brings a wealth of knowledge and experience to the Board, including twenty years in the media industry in Central and Eastern Europe and more than 15 years with the Company. As President and CEO of the Company, Mr. Sarbu provides the Board with information and insight based on his direct involvement in and management of the Company’s operations.

Caryn Seidman Becker, 38, has served as a Director since June 2009. Since January 2010, Ms. Seidman Becker has been the Chief Executive Officer of CLEAR,  a biometric secure identification company. From 2002 to 2009 she was Chief Executive Officer of Arience Capital Management, a billion dollar plus asset management firm which she founded in August 2002. Prior to founding Arience, Ms. Seidman Becker was a partner at Glenview Capital Management, a multi-billion dollar long/short investment fund manager. At Glenview, Ms. Seidman Becker was responsible for coverage of a broad spectrum of industries including cable, media, and entertainment, wireless, leisure, defense and aerospace and consumer products. Before Glenview, Ms. Seidman Becker served as a Managing Director and Senior Analyst at Iridian Asset Management. From 1994 until she joined Iridian, Ms. Seidman Becker was an Analyst at Arnhold & S. Bleichroeder, initially in risk arbitrage and later for its private investment fund. Ms. Seidman Becker brings to the Board and the Audit Committee significant financial management expertise, which assists the Board in evaluating the Company’s capital and liquidity needs.

Duco Sickinghe, 53, has served as a Director since October 2008. He is the Chief Executive Officer and Managing Director of Telenet Group Holding N.V. (“Telenet”), the Flemish cable operator. Mr. Sickinghe has worked in the technology and media industries for over 22 years, and began his career in finance with Hewlett-Packard at its European headquarters in Switzerland in 1987. In 1987, Mr. Sickinghe moved to Germany to head up Hewlett-Packard's LaserJet product line for Europe, and in 1989 became the company's Channel Development Manager for Europe. In 1991, Mr. Sickinghe joined NeXT Computer as Vice President Marketing, then as General Manager France. Mr. Sickinghe was a co-founder of Software Direct in 1994 and served as its Chief Executive Officer until 1997. Software Direct later became a joint venture with Hachette Distributions Services. Mr. Sickinghe joined Wolter-Kluwer Professional Publishing in 1997 and, as General Manager of Kluwer Publishing in The Netherlands, oversaw its transition to electronic media and reengineered the company’s traditional business. In early 2001, he joined Cable Partners Europe and was appointed as Chief Executive Officer of Telenet in the summer of 2001. Mr. Sickinghe is also a member of the Board of Directors of Zenitel N.V. (Belgium). Mr. Sickinghe holds a Dutch Master’s Degree in law and an M.B.A. from Columbia University. Mr. Sickinghe’s qualifications for our Board include his experience as a principal executive officer of a number of technology companies and his knowledge of the complex financial and operational issues facing technology and media companies.

Kelli Turner, 40, is Chief Operating Officer, Chief Financial Officer and Executive Vice President of RSL Management Corporation and President of RSL Investments Corporation, entities that are controlled by Ronald Lauder.  Ms. Turner previously was Chief Financial Officer and Executive Vice President of Martha Stewart Living Omnimedia, Inc. ("MSLO") from 2009 to 2011, where she was responsible for all aspects of the company’s financial operations, while working closely with the executive team in shaping MSLO’s business strategy and capital allocation process. She also had oversight responsibility for financial planning, treasury, financial compliance and reporting, and investor relations, as well as key administrative functions. A lawyer and a CPA with significant experience in the media industry, Ms. Turner joined MSLO from Time Warner Inc. in 2009, where she held the position of Senior Vice President, Operations in the Office of the Chairman and CEO. Prior to that, she served as SVP, Business Development for New Line Cinema from 2006 to 2007 after having served as Time Warner Inc.’s Vice President, Investor Relations from 2004 to 2006. Ms. Turner worked in investment banking for many years with positions at Allen & Company and Salomon Smith Barney prior to joining Time Warner Inc. Early in her career, she also gained tax and audit experience as a registered CPA at Ernst & Young, LLP. Ms. Turner received her undergraduate business degree and her law degree from The University of Michigan. Ms. Turner brings to our Board a strong financial and business background in the media industry.

Eric Zinterhofer, 39, has served as a Director since 2004.  In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, LLC, a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010.  Mr. Zinterhofer is the non-executive chairman of Charter Communications, Inc., where he also serves on the Compensation Committee, and is a director of Dish TV India Ltd.  In the past five years, Mr. Zinterhofer has served as a director of iPCS, Inc. (2005 to 2009), Unity Media SCA (2005 to 2010) and Affinion Group, Inc. (2005 to 2010).  From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co.  From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management.  Mr. Zinterhofer graduated cum laude from the University of Pennsylvania with B.A. degrees in Honors Economics and European History and received an M.B.A. from the Harvard Business School. Mr. Zinterhofer’s father-in-law, Ronald Lauder, is the Company’s non-executive Chairman. Mr. Zinterhofer brings to the Board significant experience making and managing private equity investments and has over 14 years’ experience financing, analyzing and investing in public and private companies, including companies in the media sector.

There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director other than Paul T. Cappuccio and Michael Del Nin, who were nominated by Time Warner Inc. pursuant to the terms of an investor rights agreement among the Company, Ronald Lauder, certain parties related to Ronald Lauder and Time Warner Media Holdings B.V.

Vote Required; Recommendation

The election of the Board of Directors requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the election of the 14 named nominees to the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE 14 NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We abide by the corporate governance principles outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.

On an annual basis, directors and executive officers complete questionnaires that are used to establish the independence of independent directors, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest.

Director Independence

The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”.  For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) does not have, or in the past three years has not had, certain direct or indirect material relationships with us, our external auditors or other persons doing business with us. The Board has affirmatively determined that eight of our 14 directors have no material direct or indirect relationship with us and qualify as independent directors pursuant to the corporate governance standards of NASDAQ as well as an evaluation of factors specific to each director. The independent directors are Charles Frank, Herbert Granath, Alfred Langer, Fred Langhammer, Bruce Maggin, Parm Sandhu, Caryn Seidman Becker and Duco Sickinghe.

In the course of the determination by the Board regarding the independence of each director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.

Independent Director Meetings

Our independent directors meet in regularly scheduled executive sessions. The non-executive Vice Chairman presides over the meetings of the independent directors. During 2010, the independent directors held four such meetings.

Code of Conduct and Ethics

All of our directors, officers and employees are required to act in accordance with our Code of Conduct and Ethics. The Code of Conduct and Ethics complies with NASDAQ and SEC requirements and incorporates our Whistleblower Policy. The Whistleblower Policy contains procedures for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Whistleblower Policy prohibits retaliation against employees who avail themselves of the policy. Both the Code of Conduct and Ethics and the Whistleblower Policy are available on our website at www.cetv-net.com. They are also available in print to any shareholder on request.

Director Nominating Process

The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are recommended by qualifying shareholders. Under the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he has been the beneficial owner of at least 5% of any class of our outstanding stock for at least one year. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. In addition, the Committee may take into account special needs for diversity of experience and background as may arise from time to time. The Committee does not apply specific weights to particular criteria, nor does it have a separate policy with regard to the consideration of diversity. These criteria apply to all nominees, whether recommended by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Development Corporation, 52 Charles Street, London W1J 5EU, United Kingdom.  A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director.  To be considered for inclusion in our proxy statement for an Annual General Meeting, the Corporate Governance/Nominating Committee charter stipulates that recommendations must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information to be considered. In the case of the 2012 Annual General Meeting, this deadline is December 15, 2011.

Shareholder Communications and Proposals

The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit such communications in writing to the Chairman of the Corporate Governance/Nominating Committee in the care of the Company Secretary, CME Development Corporation, 52 Charles Street, London W1J 5EU, United Kingdom. The Company Secretary shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication.  The Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s annual general meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2012 Annual General Meeting, this deadline is December 15, 2011. In addition, the shareholder shall include the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company.

Meetings of the Board of Directors

The Board of Directors currently consists of fourteen members. During the year ended December 31, 2010, the Board of Directors met, or acted by unanimous consent, on ten occasions.  Except as set forth below, all members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served during the periods that they served.  Igor Kolomoisky, who resigned from the Board on April 8, 2011, attended 10% of such meetings and Eric Zinterhofer attended 58% of such meetings.

We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation.  Senior members of management have been present by teleconference at each annual general meeting to meet shareholders and answer any questions.  Historically, shareholder attendance has been extremely limited, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, an annual investor conference and other investor relations activities. Last year’s annual general meeting was attended by 12  non-employee directors.  In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting.  Attendance is left to the discretion of individual directors.

Committees of the Board of Directors

Audit Committee.  The Audit Committee is composed of Messrs. Langer (Chairman), Sandhu and Sickinghe and Ms. Seidman Becker.  The current members of the Audit Committee satisfy the independence and expertise requirements set forth in the NASDAQ Marketplace Rules.  In addition, the Board has determined that Messrs. Langer and Sandhu and Ms. Seidman Becker each qualify as “audit committee financial experts”.  The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us;  (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures; and (v) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. During the fiscal year ended December 31, 2010, the Audit Committee met, or acted by unanimous consent, on nine occasions.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000.  An amended and restated Audit Committee charter was subsequently adopted by the Board of Directors on November 20, 2002 and amended March 27, 2003, April 6, 2004, February 2, 2006 and February 14, 2007.  The Audit Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee is composed of Messrs. Granath (Chairman), Langer, Langhammer and Maggin. The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.  The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements.  Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. During the fiscal year ended December 31, 2010, the Corporate Governance/Nominating Committee met on five occasions.

The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors in April 2004 and amended on February 2, 2006 and February 4, 2008. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Related Party Transactions Committee. The Related Party Transactions Committee is composed of Messrs. Granath (Chairman), Frank, Langer and Sickinghe.  The members of the Related Party Transactions Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules. The Related Party Transactions Committee, which operates pursuant to a written procedure, is responsible for reviewing, ratifying or approving our related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules.

Compensation Committee.  The Compensation Committee is composed of Messrs. Granath, Langhammer and Maggin (Chairman).  The members of the Compensation Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.   During the fiscal year ended December 31, 2010, the Compensation Committee met, or acted by unanimous consent, on six occasions.

Our executive compensation policies are established, reviewed or approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining (in consultation with the other independent directors) the compensation of the principal executive officer; (ii) in consultation with the principal executive officer, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table as well as other senior executives who report to the principal executive officer; (iii) reviewing annually the performance of the principal executive officer; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering our Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), including granting options as well as other forms of equity compensation and setting the terms thereof pursuant to the Stock Incentive Plan.  Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors on February 13, 2003 and amended on April 6, 2004 and February 14, 2007. The charter is available on our website at www.cetv-net.com.  It is also available in print to any shareholder on request.

Treasury/Finance Committee. The Treasury/Finance Committee is composed of Messrs. Del Nin (Chairman), Frank and Zinterhofer and Ms. Seidman Becker. The Treasury/Finance Committee is responsible for advising on the Company’s corporate finance activities, including its capital structure, equity and debt financings, banking activities and relationships, foreign exchange and stock repurchase activities. During the fiscal year ended December 31, 2010, the Treasury/Finance Committee met, or acted by unanimous consent, on two occasions.

The Treasury/Finance Committee acts pursuant to a written charter adopted by the Board of Directors on June 15, 2010. The charter is available on our website at www.cetv-net.com.  It is also available in print to any shareholder on request.

Board Leadership Structure and Role in Risk Oversight

Since the Company’s inception, we have been served by both a non-executive Chairman and a Chief Executive Officer, and, since 2006, a non-executive Vice Chairman. Each of the Chairman and the Vice Chairman are appointed on an annual basis by at least a majority vote of the remaining directors. As a general practice, our CEOs also serve as directors and Adrian Sarbu, our President and CEO, has been a director since December 8, 2009. The role of the Chairman, or in his absence, the Vice Chairman, is to preside over meetings of the Board. Both the Chairman and Vice Chairman also provide advice to management. In addition, as the current Chairman is not deemed to be independent under the NASDAQ Marketplace Rules, the Vice Chairman presides over meetings of the independent directors. We believe that this is the most appropriate Board structure for the Company because it reflects the relative strengths and contributions of our non-executive Chairman, Mr. Lauder, who provides broad oversight of the development of our business strategy and the direction of the Company and Mr. Sarbu, our President and CEO, who utilizes his extensive operational and executive experience to direct the Company’s day-to-day operations and performance.

The Company has created a robust framework to effectively identify, assess, and manage risk. Senior management has primary responsibility for the daily management of risks, while the Board provides regular oversight, both as a whole and through its committees. The Audit Committee is responsible for an annual review of a risk register prepared by senior management. The Company’s risk register identifies and evaluates the key strategic, operating, financial and compliance risks that the Company faces and proposes ways in which to effectively manage such risks in the short- and long-term. In addition, our President and CEO and our Chief Financial Officer consult regularly with directors regarding strategic and operational risks. Each quarter the Board receives a presentation regarding strategies, challenges, risks and opportunities for the Company. Senior management is in attendance at quarterly Board meetings and is available for discussions with the Board regarding risk management and any other concerns. Finally, through the authority delegated by the Board, the Corporate Governance/Nominating Committee, Related Party Transactions Committee, Compensation Committee and Treasury/Finance Committee are each tasked with oversight of governance, related party, compensation and treasury or finance risks, respectively. Committees report to the full Board quarterly.

EXECUTIVE OFFICERS

Set forth below is certain information describing our executive officers, including current Named Executive Officers (as defined in the Compensation Discussion and Analysis section). The term of office of such officers, unless otherwise set forth in an employment agreement, is at the discretion of the Board of Directors and/or the Chief Executive Officer. Biographical information for Adrian Sarbu, our President and CEO, may be found under “Proposal 1 – Election of Directors” above.  Charles Frank, who served as our interim Chief Financial Officer until March 1, 2010 and has served as a Director since March 16, 2010, was a Named Executive Officer in 2010. Biographical information for Mr. Frank may be found under “Proposal 1 – Election of Directors” above. Petr Dvořák resigned as Senior Vice President - Broadcast effective December 31, 2010.

Executive Officers

Andrei Boncea, 39, has served as Senior Vice President of the Company’s content division, Media Pro Entertainment, since its acquisition in December 2009. Since 1999, Mr. Boncea has also served as Chief Executive Officer of Media Pro Pictures S.A., a film and television production company that we acquired in December 2009. Mr. Boncea joined the Media Pro group of companies in 1993, initially as a reporter for MediaFax S.A., a Romanian news agency, and subsequently as news director at Channel 31 (now Pro TV S.A., the operating company for our channels in Romania). Mr. Boncea served as Head of Production at Pro TV S.A. from 1995 to 1997 and Head of Programs and Production from 1997 to 1999. Mr. Boncea began his career as a reporter for the newspaper Realitatea Romaneasca in 1992.

Anthony Chhoy, 33, has served as Executive Vice President - Strategic Planning and Operations of the Company since December 2010 and is responsible for the Company’s strategic planning and for managing the operations of the Company’s broadcast division. From July 2009, Mr. Chhoy served as Senior Vice President - Strategic Planning and Operations and was responsible, with the senior vice presidents of each division of the Company, for ensuring an efficient and effective transition of the Company from a broadcaster to an integrated media company. Mr. Chhoy joined the Company in 2005 as an M&A Project Manager and  served as Head of Financial Planning and Analysis from August 2006 until December 2007 and as Head of Planning and Business Development from January 2008 until June 2009. Prior to joining the Company, Mr. Chhoy worked for Ernst & Young in London, managing a number of complex and large advisory projects. He obtained his qualification as a Chartered Accountant while at Arthur Andersen in Adelaide, Australia from 1999 to 2002.

Petr Dvořák, 46, served as Senior Vice President - Broadcast from December 2009 until December 31, 2010. Prior to December 2009, Mr. Dvořák served as chief executive officer of CET 21 spol. s r.o., the operating company for our channels in the Czech Republic, since 2003, where he was responsible for the supervision of all our television networks in the Czech Republic, including broadcast operations, production, and internet. Mr. Dvořák also served on the board of directors of several of our operating companies in Croatia, Bulgaria, Romania and the Slovak Republic. He joined CET 21 spol. s r.o. in 2002, and prior to that was an executive board member of PPF a.s., responsible for media and banking acquisitions. Mr. Dvořák graduated from the Czech Technical University in Prague and received an M.B.A. from the University of Chicago.

Oliver Meister, 38, has served as the Company’s Vice President - Head of Corporate Affairs since June 2009.  He has responsibility for overseeing and coordinating decision-making at an operational level throughout the Company’s operations and specific responsibilities for human resources and administration. He is also responsible for managing our operating company-level legal teams regarding non-corporate issues.  Mr. Meister joined the Company as Counsel in 2000 and served as Head of Business Affairs from 2008 to 2009. He also serves on the board of directors of a number of our subsidiaries and plays a key role in strategic decisions at the operating company level.  Prior to joining the Company, Mr. Meister trained and later worked as a solicitor at Clifford Chance and Taylor Wessing in London, Budapest and Bucharest. He graduated with a degree in Law with European Law from Leeds and Leiden Universities and qualified as a solicitor of England and Wales in 1998.

Daniel Penn, 45, joined the Company in 2002 and has served as General Counsel and Company Secretary since 2004. Mr. Penn was named an Executive Vice President of the Company in February 2010. Prior to joining the Company, he served as General Counsel and Head of Developments/Business Affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.

David Sach, 50, has served as Executive Vice President and Chief Financial Officer since March 2010. Prior to joining the Company, Mr. Sach served as Chief Financial Officer for Clearwire Corporation, a NASDAQ listed company, from February to September 2009. From 2005 to 2008, Mr. Sach was Chief Financial Officer for Millicom International Cellular SA. With an extensive international financial background, Mr. Sach held several senior finance roles at Equant N.V., EMI Group PLC and Thomson Professional Publishing from 1993 to 2005. Mr. Sach began his career with PricewaterhouseCoopers in New York. He holds a B.S. in Accounting from State University of New York at Albany, and is a Certified Public Accountant.

David Sturgeon, 41, has served as the Company’s Deputy Chief Financial Officer since July 2009.  He has responsibility for directing the Company’s central financial reporting, tax and accounting activities as well as management and oversight over the Company’s country and divisional finance operations. Mr. Sturgeon also serves as Chief Financial Officer of the Company’s broadcast division, and sits on the board of directors of our main operating subsidiaries.   Mr. Sturgeon joined the Company as Group Financial Controller in October 2005, prior to which he was with Equant N.V., a provider of global integrated communications solutions to multi-national corporations listed on the Paris and New York stock exchanges, where he served as Head of Corporate Accounting from 2002.  From August 1990 to May 2002, Mr. Sturgeon was a member of Arthur Andersen’s Technology, Media and Communications practice, advising clients primarily in the areas of financial reporting and control, corporate finance and capital markets transactions.  Mr. Sturgeon graduated from Oxford University with an M.A. in Philosophy, Politics and Economics and is a Chartered Accountant.

Mark Wyllie, 47, joined the Company as Finance Director in September 2000. In 2001 he became a Vice President of the Company and is currently serving as Vice President - Corporate Finance. Mr. Wyllie, a Chartered Certified Accountant, served in various finance roles within United Biscuits from September 1988 until July 2000. In 1998, Mr. Wyllie was Finance Director at United Biscuits for Asia and Central and Eastern Europe in charge of operations in Poland, Hungary and Romania as well as the Far East. From 1986 to 1988 he served as a Consultant with Metapraxis Ltd., a small, financially-oriented software consultancy. Mr. Wyllie received his B.A. honors degree in Engineering Science, Economics and Management from Oxford University.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management, and based on our review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by:

Herbert A. Granath
Fred Langhammer
Bruce Maggin

Members Of The Compensation committee

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Compensation Programs

General Philosophy

We believe the total compensation of our executive officers should support the following objectives:

•
Attract and retain executives with the experience and expertise to drive us to achieve our objectives.  This means that we provide significant compensation opportunities to executives who are able to deliver competitive results.

•
Reward executives for creating shareholder value.  This means that our long-term incentive programs are equity-based and that these equity-based programs represent a significant percentage of the total compensation opportunity for our executives.

•
Create a mix of short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunities that promote attention to both annual and multi-year business objectives without encouraging unnecessary or excessive risk-taking.  The mix between short-term and long-term is also designed to reflect the roles and responsibilities of the individual.  This means that senior executives have a higher percentage of their total potential compensation tied to variable (versus fixed) pay.

•
Create a strong culture that rewards results.  This means that incentive plans reward a combination of our overall results through the achievement of specific financial goals of the Company and individual performance through the use of specific personal goals and objectives.

•
Ensure compensation is appropriate in light of our profile, strategy and anticipated performance.  This means that while the Compensation Committee considers competitive practice in its decision-making, it places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

Compensation Design and Elements of Compensation

Our executive compensation program consists of the following components:

Base Salary

Salary levels for each of our Named Executive Officers are set forth in their employment agreements.  The Compensation Committee may review these salary levels each year to determine whether any adjustment is appropriate except in the case of the President and CEO, who is entitled to an increase in his base salary based on the trading price of our shares (as described in the text following the Summary Compensation Table below).  Key considerations in establishing base salary levels and subsequent increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; and the experience, expertise and specific performance of the individual.  We consider current base salary levels for each of our Named Executive Officers to be consistent with these objectives.

For our Named Executive Officers, base salaries for 2010 accounted for 40% of their total direct compensation. (Total direct compensation consists of base salary, bonus, non-equity incentive plan awards and annual option grant value.)  In 2010, our Named Executive Officers earned 18% of their total direct compensation from non-equity incentive plan awards or discretionary bonuses.

Annual Incentive Plans

Across the entire group, approximately 4,400 employees were eligible in 2010 to receive annual incentives through various incentive plans.  Award opportunities vary by position and level in the organization. Incentive opportunities for the Named Executive Officers are specified in their employment agreements, with targets generally ranging from 75% to 100% of base salary. The basis for non-equity incentive plan awards for the President and CEO and the other Named Executive Officers vary but are earned principally for the achievement of financial goals.

CEO Non-equity Incentive Plan Award Target

CEO Targets.  The amount that may be earned as a non-equity incentive plan award by the President and CEO is determined by criteria that were established by the Compensation Committee in July 2009 and are set forth in his employment agreement.

The amount that may be earned by the President and CEO for the period from 2010 through 2013 is based on a target that is equal to the estimated consolidated OIBDA1 results for our operations (excluding the results for our Bulgarian operations (which includes the bTV group following its acquisition in April 2010) and the results of our former Ukraine operations, and excluding stock-based compensation) (“CEO Target OIBDA”).  The multiyear targets for CEO Target OIBDA are as follows:

Financial Year	CEO Target OIBDA
2010	$180,000,000
2011	$230,000,000
2012	$280,000,000
2013	$340,000,000

Accordingly, the President and CEO is entitled to earn a non-equity incentive plan award in an amount equal to 100% of his base salary in the event that Consolidated OIBDA for our operations (excluding the results for our Bulgaria operations and our former Ukraine operations and excluding stock-based compensation) (“CEO Actual OIBDA”) in the relevant financial year is greater than the CEO Target OIBDA for such year.  In order to exclude the impact of exchange rate movements on internal performance targets, CEO Actual OIBDA is translated using exchange rates in the Company’s 2009 budget (which reflects exchange rates applicable when these targets were set) for purposes of determining whether the target has been achieved.

In addition, the President and CEO is entitled to earn an additional non-equity incentive plan award in the event that CEO Actual OIBDA for our operations (excluding the results for our Bulgaria operations and our former Ukraine operations and excluding stock-based compensation) is greater than the CEO Target OIBDA for such year, in an amount equal to the lesser of (i) 3% of the amount by which CEO Actual OIBDA exceeds the CEO Target OIBDA for such year and (ii) 50% of the President and CEO’s annual salary then in effect.  In order to exclude the impact of exchange rate movements on internal performance targets, the CEO Actual OIBDA is translated using exchange rates in the Company’s 2009 budget for purposes of determining whether the target has been achieved.

At the time the CEO Target OIBDA was set in 2009, the Compensation Committee believed that a non-equity incentive plan award target based on the financial performance of our operations that excluded our Bulgaria operations and our former Ukraine operations, which we disposed of in April 2010, was appropriate in light of the severe impact the global economic recession was having on the economies of Central and Eastern Europe and the challenge of projecting the profitability of cashflow negative operations in Bulgaria and Ukraine within liquidity constraints faced by the Company. Under Mr. Sarbu’s employment agreement, the CEO Target OIBDA amounts may be adjusted by the Compensation Committee in the event that the Company acquires additional operations that are considered core operations, the fundamental assumptions underlying the target amounts for the CEO Target OIBDA materially change (including assumptions in respect of exchange rates and general economic or advertising market growth rates) or the Company changes its functional currency. Accordingly, the Compensation Committee intends to adjust the CEO Target OIBDA for 2011 and subsequent years in order to reflect the acquisition of the bTV group in Bulgaria as well as the sustained impact of the financial crisis and prolonged recession on the markets of Central and Eastern Europe.

1
OIBDA, which includes program rights amortization costs, is determined as operating income/(loss) before depreciation and amortization costs. In the past, the Company’s definition of EBITDA excluded foreign currency exchange gains and losses and changes in the fair value of derivatives. In effect, the amount arrived at by excluding those two items as well as interest and taxes from earnings is equal to OIBDA. For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 accompanying this proxy statement.

Prior to 2010, Mr. Sarbu was entitled to earn a non-equity incentive plan award based on a formula relating to our annual results. As these performance goals were not met, Mr. Sarbu did not earn a non-equity incentive plan award in 2008 or 2009.

CEO Special Performance Bonuses. At the time the CEO Target OIBDA was set in July 2009, the Compensation Committee also identified certain areas of the business for which it wished to incentivize Mr. Sarbu to achieve specific goals in order to address specific operating areas of the business.  These areas relate to: (i) the completion of a transaction relating to the sale of our Ukraine operations, for which Mr. Sarbu was entitled to an award of $500,000; (ii) the refinancing of the senior debt of the Company due in 2012, 2013 and 2014, for which Mr. Sarbu is entitled to an award based on the amount of such debt refinanced, with the maximum amount of such award not to exceed $1,000,000 in the aggregate; (iii) the achievement of an aggregate OIBDA-target for the Company’s new media operations for the period from 2011 through 2013, for which Mr. Sarbu is entitled to an award equal to 5% of the amount by which the reported OIBDA of the new media division over such period exceeds $30 million, with the maximum amount of such award not to exceed $500,000; and (iv) the development of a succession plan approved by the Board of Directors, for which Mr. Sarbu is entitled to an award of $500,000.

Senior Management Non-equity Incentive Plan Award Targets

In 2008, the Compensation Committee adopted an incentive policy (the “2008 Senior Management Compensation Policy”) for members of senior management other than the President and CEO in order to harmonize non-equity incentive plan awards for similarly placed senior managers across the Company. This policy has been superseded by a new senior management incentive policy adopted by the Compensation Committee, which is effective from January 1, 2011 (the “2011 Management Compensation Policy”).  The 2011 Management Compensation Policy contemplates that annual non-equity incentive plan award targets for the higher levels of management will consist of quantitative targets based on financial or operational goals and qualitative targets based on individualized objectives.  It is intended that the specific quantitative targets will be designed to correlate more closely with the role or responsibilities of the relevant member of management and qualitative targets will be set, in respect of Named Executive Officers, with the President and CEO, together with certain other members of senior management. The split between the quantitative and qualitative elements will also vary based on role.  In evaluating whether quantitative targets have been achieved, budgeted exchange rates will be applied in order to exclude the impact of foreign exchange movements on performance.  In addition to modifying the framework by which non-equity incentive plan award targets are established for the more senior levels of management, the 2011 Management Compensation Policy contemplates that long-term equity incentive awards, to the extent practicable and subject to the discretion of the Compensation Committee, will constitute a defined percentage of total compensation, with the intent of having a higher proportion of total compensation consisting of long-term equity incentives for more senior members of management. See “Long-Term Equity Incentive Program” below.

Pursuant to the 2008 Senior Management Compensation Policy, the target for the award that could be earned by the Named Executive Officers was based on budgeted Consolidated OIBDA for the Company minus budgeted corporate costs (excluding stock-based compensation and other one-time items) (“Consolidated Target OIBDA”). The target for 2010 was $144.2 million (2009: $332.9 million).  This target was determined before the full impact of the economic crisis and its duration in Central and Eastern Europe had become clear and prior to the sale of the Company’s Ukraine operations and the acquisition of the bTV group in Bulgaria. It was calculated by translating local currency amounts comprising Consolidated Target OIBDA at exchange rates used in the Company’s 2010 budget. Set forth below are the amounts that each of the Named Executive Officers was entitled to earn in 2010 in the event Consolidated Actual OIBDA (as explained below) was at least equal to Consolidated Target OIBDA, based on their respective employment agreements.

Name and Title	% of Base Salary
David Sach	100%
Chief Financial Officer
Petr Dvořák	75%
Senior Vice President - Broadcast
Andrei Boncea	75%
Senior Vice President - Content
Anthony Chhoy	100%
Executive Vice President - Strategic Planning and Operations

“Consolidated Actual OIBDA” is equal to actual Consolidated OIBDA for the Company (translated at exchange rates used in the Company’s 2010 budget and excluding stock-based compensation and other one-time items).  The purpose of the translation at constant exchange rates is to exclude the impact of exchange rate movements on internal performance targets.  In addition, in the event the Consolidated Actual OIBDA of the Company in 2010 had exceeded Consolidated Actual OIBDA in 2009 by more than 20% (using constant exchange rates), the Named Executive Officers would have each been entitled to receive additional amounts equal to one month’s base salary for each one percent by which the difference exceeded 20%.

In 2009, the Senior Vice President - Broadcast served as chief executive officer of our Czech Republic operations and was entitled to earn a non-equity incentive plan award based on a formula relating to the results of those operations. As this performance goal was not met, Mr. Dvořák did not earn a non-equity incentive plan award in 2009. The Senior Vice President - Content became an employee of the Company on December 9, 2009 in connection with the acquisition of the Media Pro Entertainment business. His non-equity incentive plan award target for 2009 was determined in accordance with the policy of the previous owners of the Media Pro Entertainment business.

In addition to these target amounts that may be earned for achieving the financial criteria described above, the Compensation Committee may also establish other performance criteria for purposes of creating additional incentives for the achievement of specific objectives and may award discretionary bonuses.  Senior management approves OIBDA thresholds as well as minimum and maximum financial performance criteria for non-equity incentive plan awards to employees in the operating companies.

Non-equity Incentive Plan Awards and Discretionary Bonuses

The crisis in the economies of Central and Eastern Europe that began in late 2008 continued into 2010, which resulted in a sustained severe impact on our total revenues as advertisers reduced spending in response to sharply reduced consumer demand and on our operating profits because of a strategic decision to ensure that cost cutting measures by the Company did not harm its audience share leadership in its operations or its ability to capture additional market share.

CEO Actual OIBDA for 2010 was $110.4 million. Because this amount was less than the CEO Target OIBDA, the President and CEO did not earn a non-equity incentive plan award in 2010. Consolidated Actual OIBDA for 2010 was $124.8 million. Because this amount was less than the Consolidated Target OIBDA, none of the other named executive officers earned a non-equity incentive plan award in 2010.

Notwithstanding this, the Compensation Committee elected to award discretionary bonuses for the 2010 fiscal year to the President and CEO and the other Named Executive Officers (other than the Senior Vice President -Broadcast, who resigned effective December 31, 2010).  Key among the factors considered by the Compensation Committee in awarding these discretionary bonuses were the following:

•	Under very challenging economic conditions, we achieved stable audience share and increased market share for our operations compared to 2009.
•
To improve our liquidity and improve the mature profile of our senior indebtedness, CET 21 spol. s r.o., our principal Czech operating company, successfully issued EUR 170 million of senior secured fixed rate notes and entered into a EUR 60 million revolving credit facility.  Proceeds from this offering were used to repay an existing term loan of CET 21 spol. s r.o. and to repurchase a portion of the Company’s senior indebtedness.

•	We completed the sale of the Company’s Ukraine operations.
•	We completed the acquisition of the bTV group, which is the leading broadcasting group in Bulgaria in terms of audience share and market share.
•	The new media division delivered improved performance throughout 2010 and approached breakeven in the fourth quarter of 2010.
•	The successful integration of the Media Pro Entertainment business has facilitated the transformation of the Company into a vertically integrated media company.

For the 2009 fiscal year, the Compensation Committee elected to award discretionary bonuses to the interim Chief Financial Officer in respect of his contributions during his period of service, including a refinancing of a portion of the Company’s senior debt in September 2009, and to the Senior Vice President - Broadcast in connection with his assumption of that role and the additional responsibilities taken on by him.

Long-Term Equity Incentive Program

We believe sustained long-term growth in our share price can be achieved through growing revenues, operating income and earnings. It is the primary responsibility of management to achieve this growth.  Long-term incentives in the form of stock options are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation.  Therefore, we plan to continue to use stock options as an integral part of our compensation programs.

Accordingly, each year the Compensation Committee reviews and approves annual option grants to a group of senior employees.  In 2010, 35 employees, including the Named Executive Officers, received option awards.  Annual grant levels are determined based on the individual’s position in the organization and include a number of other factors, including the role the individual plays in setting and achieving long-term company goals, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements.

In March 2010, the Compensation Committee granted the President and CEO an option to acquire 150,000 shares of Class A Common Stock following the successful negotiation and signing of an agreement to acquire the bTV group in Bulgaria.  It considered this significant grant to be an appropriate recognition for an acquisition that will contribute to long-term value creation for shareholders. In connection with the appointment of Mr. Sach as Chief Financial Officer, the Compensation Committee granted him options to acquire 125,000 shares of Class A Common Stock. It considered this significant grant to be appropriate in order to ensure that Mr. Sach has a meaningful interest in long-term value creation for shareholders.  The Compensation Committee also believes the size of the grant relative to grants made to other employees reflects his significantly greater responsibilities as the principal financial officer of the Company.

The dates and values of these grants are included in the Grants of Plan-Based Awards table below.  As described below under “Equity Granting Policy”, the Compensation Committee approves all option grants to Named Executive Officers and other employees and the exercise price of all grants is equal to the fair market value of our shares on the date of grant.  Other than the grants in May 2009, options to employees are currently granted with a life of eight years (ten years prior to 2007) and vest over four years.  The grants made in May 2009 vest over two years and have a life of six years.

Stock Ownership Guidelines

We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines.

Severance

As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination.  These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the relevant employment agreement, were negotiated between us and each Named Executive Officer individually and do not conform to a single policy.  The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control” below.

Compensation and Management Consultants

During 2010, neither the Compensation Committee nor management engaged anyone to serve as an independent advisor on executive or director compensation matters or on programs and policies that are subject to the review or approval of the Compensation Committee.

Role of Executives in Establishing Compensation

The President and CEO, the Chief Financial Officer, the General Counsel and other members of senior management have participated in the development and implementation of certain executive compensation programs, particularly the annual incentive and long-term equity incentive programs.  Once formulated, these programs are reviewed by our President and CEO and submitted to the Compensation Committee for its review and approval.  From time to time, certain executives, including the President and CEO, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary.  While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters.  These votes take place in executive session, when no members of management are in attendance.

Compensation Risk Assessment

In establishing and reviewing executive compensation, the Compensation Committee believes that executive compensation has been designed and allocated among base salary and short-term and long-term compensation in a manner that does not encourage excessive risk-taking by management that may harm the value of the Company, reward poor judgment or is reasonably likely to have a material adverse effect on the Company.

Base salaries are designed to be consistent with an executive’s responsibilities and to provide sufficient financial security as a proportion of total compensation so as not to promote unnecessary or excessive risk-taking when earning compensation under the Company’s incentive plans.

Historically, the Company’s non-equity incentive plans for senior management have been, in general, based on achieving annual OIBDA targets. While this may encourage taking short-term risks at the expense of long-term performance, the Compensation Committee believes that a number of factors substantially mitigate such risk.   First, the Compensation Committee believes a rigorous annual budgeting process results in the establishment of annual targets that are based on a longer-term strategic vision for the Company and sustainable value creation.  Second, using OIBDA results and growth as the primary metric encourages management to focus on sustained profitable revenue generation. Third, rewarding senior executives on the basis of achieving a Company-wide target ensures that they are focused on the performance of the Company as a whole. Fourth, provisions in our 2008 Senior Management Compensation Policy that permit senior executives to be rewarded for qualitative reasons can reduce the influence of formulae in the determination of performance awards. Finally, the President and CEO has certain performance targets that are multi-year, which is intended to ensure that the principal executive of the Company remains focused on long-term value creation and establishes reasonable annual budget objectives.  The Compensation Committee has also created the opportunity for the President and CEO to earn performance bonuses based on the achievement of specific goals that are designed to address either specific risks or to ensure specific actions are taken that the Compensation Committee believes are important to shareholder value.

The 2011 Management Compensation Policy proposes to link non-equity incentive plan awards for mid-level managers more directly to the operating responsibilities of those individuals, which might result in more risk-taking. However, two factors will mitigate this risk. First, more senior management will be involved in setting those targets, which is designed to ensure that the general strategic objectives of the Company continue to be met. In addition, such individuals will also be rewarded on the achievement of general financial targets, which further mitigates this potential risk.

Under the Company’s equity incentive plans, the Compensation Committee also awards stock options to senior management and other senior employees.  As a general rule, equity awards to employees vest over a four-year period, which encourages grantees to focus on share price appreciation for an extended period of time.  Awards under the Company’s equity incentive plans, which constitute a significant portion of total compensation of our senior executives, create an incentive for long-term value creation, which can also act as a deterrent to short-term risk-taking.

The Compensation Committee continues to believe that an appropriate balance of compensation elements will support the achievement of competitive revenues and earnings in variable economic and industry conditions without undue risk.

Equity Granting Policy

Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, we formalized an equity granting policy in 2007 to memorialize the practices and processes we use in granting such awards. The policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.
•
All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.

•
The grant date of any equity award approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.

•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Compensation Committee takes into consideration the various tax and accounting implications of compensation vehicles employed by us.  When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification 718, “Compensation – Stock Compensation” (“ASC 718”), grants of stock options, restricted stock and restricted stock units permitted pursuant to the Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the number of instruments being issued that are expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options that are expected to vest. For restricted stock, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted that are expected to vest. This expense is amortized over the requisite service or vesting period.

The Compensation Committee also considers the tax implications of its programs, both to us and to the participants.  It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.  However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy.  Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

Summary Compensation Table

The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company’s President and CEO, the Chief Financial Officer, the former interim Chief Financial Officer and each of our three other executive officers who served in such capacities on December 31, 2010 (collectively, the “Named Executive Officers”), for services rendered while such person was serving as a Named Executive Officer for our last three fiscal years. No stock awards or non-qualified deferred compensation was awarded to any employee in 2010, 2009 or 2008.

	Year	Salary ($)		Bonus ($)(1)	Option awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)	Total Compensation ($)
Adrian Sarbu
President and CEO	2010	1,800,000		900,000	2,236,500	500,000	117,383(3)	5,553,883
	2009	1,550,000	(4)	-	1,931,346	348,517	71,674(5)	3,901,537
	2008	1,188,267		1,000,000	476,550	-	-	2,664,817
David Sach
Chief Financial Officer	2010	496,768		248,961	1,675,750	-	145,035(6)	2,566,513

Petr Dvořák
Senior Vice President - Broadcast	2010	784,785		-	240,000	-	804,199(7)	1,828,984
	2009	650,525		200,000	122,448	-	25,261(8)	998,234

Andrei Boncea
Senior Vice President - Content	2010	662,399	(9)	93,144	240,000	-	36,156(10)	1,031,699
	2009	23,045		-	-	-	-	23,045

Anthony Chhoy
Executive Vice President - Strategic Planning and Operations	2010	498,384	(11)	230,648	240,000	-	72,066(12)	1,041,098

Charles Frank
Interim Chief Financial Officer	2010	76,667		-	-	-	162,220(13)	238,887
	2009	230,000		421,667	74,060	-	88,560(14)	814,287

(1) Information in respect of bonus awards and non-equity incentive plan awards is summarized below for each Named Executive Officer.
(2) These amounts reflect aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2010, 2009 and 2008 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 15 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 accompanying this proxy statement.
(3) Represents approximately $10,843 for health insurance benefits paid by us, approximately $93,504 for accommodation and approximately $13,036 for travel costs (including ground transportation costs).
(4) Includes the reimbursement of accrued unused vacation days.
(5) Represents approximately $7,400 for health insurance benefits paid by us, approximately $55,000 for accommodation and approximately $9,300 for travel costs (including ground transportation costs).
(6) Represents approximately $16,460 for life and health insurance benefits paid by us, approximately $62,339 for accommodation and approximately $66,236 for relocation expenses.

(7) Represents a payment on termination of approximately $783,595, approximately $1,192 for health insurance benefits paid by us and approximately $19,412 for travel costs (including ground transportation costs).
(8) Represents approximately $2,400 for health insurance benefits paid by us and approximately $22,800 for travel costs (including ground transportation costs).
(9) Includes a one-time payment of EUR 58,282 (approximately $77,207).
(10) Represents travel costs (including transportation costs).
(11) Includes the reimbursement of accrued unused vacation days and a one-time payment of CZK 700,000 (approximately $36,611).
(12) Represents approximately $67,782 for accommodation and approximately $4,283 for life and health insurance benefits paid by us.
(13) Represents a payment on termination of $115,000 in lieu of Mr. Frank’s notice period, approximately $871 for travel costs (including ground transportation costs), approximately $38,290 for accommodation and approximately $8,059 for life and health insurance benefits paid by us.
(14) Represents approximately $700 for travel costs (including ground transportation costs), approximately $82,500 for accommodation and approximately $5,360 for life and health insurance benefits paid by us.

Amounts of salary, bonus and non-equity incentive plan compensation set forth in the Summary Compensation Table and the notes below earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2010, 2009 or 2008, as applicable.

Adrian Sarbu

Mr. Sarbu has served as President and CEO since July 27, 2009. Prior to that he served as the Company’s President and Chief Operating Officer from January 1, 2009 and as the Company’s Chief Operating Officer from October 2007. Mr. Sarbu is compensated pursuant to an employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, dated July 27, 2009 (the “CEO employment agreement”). In connection with the CEO employment agreement, Mr. Sarbu’s previous employment agreements (as described below) were terminated.

Pursuant to the CEO employment agreement, from July 1, 2009 Mr. Sarbu is entitled to receive an annual salary of $1.8 million. In addition, in the event that the trading price of shares of our Class A Common Stock closes at or above $50 per share on at least 15 trading days during the twelve month period prior to January 1, 2011, January 1, 2012 or January 1, 2013, Mr. Sarbu’s annual salary shall increase to $2.4 million with effect from January 1 of the year following the year in which this share target is achieved. Only one such salary increase is permitted under the terms of the CEO employment agreement.

Prior to the CEO employment agreement, Mr. Sarbu was compensated pursuant to two employment agreements.  Under an employment agreement with CME Development Corporation (the “COO employment agreement”), he was entitled to receive an annual salary of Euro 423,000 (approximately $600,000 at the signing date) from the effective date of his appointment as COO (October 17, 2007). In addition, Mr. Sarbu served as the President of the Board of our Romanian subsidiary, Pro TV S.A., and had an agreement for the performance of such office with Pro TV S.A. (the “2007 Pro TV agreement”). Under the 2007 Pro TV agreement, Mr. Sarbu was entitled to receive annual remuneration of RON 1,440,000 (approximately $600,000 at the signing date).

In each of 2008, 2009 and 2010, Mr. Sarbu was entitled to earn a non-equity incentive plan award based on meeting certain quantitative performance targets. Because these targets were not achieved, Mr. Sarbu did not earn any non-equity incentive plan compensation in any of those years.  In 2008, the Compensation Committee elected to award Mr. Sarbu a discretionary bonus of $1.0 million in recognition of his achievements over the course of the year.  In 2010, the Compensation Committee elected to award Mr. Sarbu a discretionary bonus of $900,000.  This payment was awarded for the reasons described under “Non-equity Incentive Plan Awards and Discretionary Bonuses” above in the Compensation Discussion and Analysis section of this proxy statement.

Pursuant to the CEO employment agreement, Mr. Sarbu is also entitled to earn non-equity incentive plan awards upon the achievement of certain specified corporate objectives, as described under “CEO Special Performance Bonuses” above. In 2010, Mr. Sarbu earned a non-equity incentive plan award of $500,000 for the completion of the sale of the Company’s Ukraine operations. In 2009, Mr. Sarbu earned a non-equity incentive plan award of EUR 250,603 (approximately $348,517) in connection with the refinancing of the Company’s 8.25% Senior Notes due 2012.

Mr. Sarbu’s CEO employment agreement includes a cap on total compensation payable to the CEO in any year from 2010.  Total compensation includes annual salary, non-equity incentive plan awards, special performance bonuses and equity compensation. Starting from 2010, Mr. Sarbu’s total compensation in respect of any financial year shall not exceed $6,000,000 in 2010, $8,000,000 in 2011, $10,000,000 in 2012 and $10,000,000 in 2013.

Pursuant to the CEO employment agreement, Mr. Sarbu received a monthly housing allowance in connection with his relocation to Prague, the Czech Republic, as well as medical, life, disability and travel insurance benefits. See footnotes 3 and 5 of the Summary Compensation Table for additional information. The CEO employment agreement also contains non-competition provisions that are applicable for a one-year period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

David Sach

Mr. Sach was appointed Chief Financial Officer effective March 1, 2010 and serves pursuant to an employment agreement with CME Media Services Limited. Pursuant to his employment agreement. Mr. Sach’s aggregate annual salary is EUR 450,000 (approximately $596,121). From January 1, 2011, Mr. Sach’s salary is an equivalent amount denominated in Czech koruna.

In 2010, Mr. Sach was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described under “Senior Management Non-equity Incentive Plan Award Targets” above in the Compensation Discussion and Analysis section of this proxy statement. Because these targets were not met, Mr. Sach did not earn any non-equity incentive plan compensation in 2010.  However, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Sach a discretionary bonus of CZK 4,760,144 (approximately $248,961) for 2010.  This payment was awarded for the reasons described under “Non-equity Incentive Plan Awards and Discretionary Bonuses” above in the Compensation Discussion and Analysis section of this proxy statement.

Mr. Sach’s employment agreement provides for a monthly housing allowance for a three-year period, as well as medical, disability and life insurance benefits. See footnote 6 of the Summary Compensation Table for additional information. In connection with the entry into Mr. Sach’s employment agreement, he was awarded an option to purchase 125,000 shares of the Company’s Class A Common Stock on March 1, 2010. Mr. Sach’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination and a prohibition on the use of confidential information.

Petr Dvořák

Mr. Dvořák served as Senior Vice President - Broadcast until December 31, 2010 pursuant to an employment contract with CME Media Services Limited dated May 1, 2010 (the “CME MS broadcast employment agreement”). Pursuant to the CME MS broadcast employment agreement, Mr. Dvorak’s aggregate annual salary was EUR 580,000 (approximately $768,334). Mr. Dvořák also received EUR 11,520 (approximately $15,261) annually pursuant to a contract with our wholly-owned subsidiary CET 21 spol. s r.o.

Prior to the CME MS broadcast employment agreement, Mr. Dvořák was employed pursuant to an amended employment agreement with CET 21 spol. s r.o. (the “CET 21 broadcast employment agreement”).  Pursuant to the CET 21 broadcast employment agreement, Mr. Dvořák’s annual salary was CZK 12,069,996 (approximately $631,274), which reflects a 15% salary reduction for the nine-month period from April 1, 2009 as part of the Company’s cost-cutting initiatives.

In 2009 and 2010, Mr. Dvořák was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described under “Senior Management Non-equity Incentive Plan Award Targets” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. Because these targets were not met, Mr. Dvořák did not earn any non-equity incentive plan compensation in 2009 or 2010.  However, in 2009 the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Dvořák a discretionary bonus of $200,000.

The CME MS broadcast employment agreement provided for medical and life insurance benefits as set forth in footnote 7 of the Summary Compensation Table. The CME MS Broadcast Employment Agreement also contained non-competition provisions that are applicable for a 12-month period and a prohibition on the use of confidential information.

Andrei Boncea

Mr. Boncea serves as Senior Vice President - Content pursuant to an employment agreement with CME Media Services Limited dated May 3, 2010 (the “MPE employment agreement”). Pursuant to the MPE employment agreement, Mr. Boncea’s aggregate annual salary is EUR 488,000 (approximately $646,460) from April 1, 2010. Mr. Boncea also receives RON 51,636 (approximately $16,194) annually pursuant to an agreement with our wholly-owned subsidiary Media Pro Pictures S.A.

Prior to the MPE employment agreement, Mr. Boncea was compensated pursuant to a series of agreements with companies that are part of the Media Pro Entertainment business, which the Company acquired on December 9, 2009. Pursuant to his agreements, Mr. Boncea earned RON 66,774 (approximately $23,000) in the period from December 9, 2009 to December 31, 2009.

In 2010, Mr. Boncea was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described under “Senior Management Non-equity Incentive Plan Award Targets” above in the Compensation Discussion and Analysis section of this proxy statement. Because these targets were not met, Mr. Boncea did not earn any non-equity incentive plan compensation in 2010.  However, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Boncea a discretionary bonus of EUR 70,313 (approximately $93,144) for 2010.  This payment was awarded for the reasons described under “Non-equity Incentive Plan Awards and Discretionary Bonuses” above in the Compensation Discussion and Analysis section of this proxy statement. In 2009, Mr. Boncea was not entitled to earn a non-equity incentive plan award and did not receive a discretionary bonus.

The MPE employment agreement provides for medical benefits, as set forth in footnote 10 of the Summary Compensation Table. The MPE employment agreement also contains non-competition provisions applicable for a six-month period following termination and a prohibition on the use of confidential information.

Anthony Chhoy

Mr. Chhoy serves as Executive Vice President – Strategic Planning and Operations pursuant to an amended and restated employment agreement with CME Media Services Limited dated December 1, 2010. Pursuant to his employment agreement. Mr. Chhoy’s aggregate annual salary is CZK 10,080,000 (approximately $527,195). Prior to December 1, 2010, Mr. Chhoy’s aggregate annual salary was CZK 8,400,000 (approximately $439,329).

In 2010, Mr. Chhoy was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described under “Senior Management Non-equity Incentive Plan Award Targets” above in the Compensation Discussion and Analysis section of this proxy statement. Because these targets were not met, Mr. Chhoy did not earn any non-equity incentive plan compensation in 2010.  However, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Chhoy a discretionary bonus of CZK 4,410,000 (approximately $230,648) for 2010.  This payment was awarded for the reasons described under “Non-equity Incentive Plan Awards and Discretionary Bonuses” above in the Compensation Discussion and Analysis section of this proxy statement.

Mr. Chhoy’s employment agreement provides for a monthly housing allowance for a three-year period, as well as medical, disability and life insurance benefits. See footnote 12 of the Summary Compensation Table for additional information. Mr. Chhoy’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Charles Frank

Mr. Frank served as interim Chief Financial Officer from July 1, 2009 to March 1, 2010 pursuant to an employment agreement with CME Development Corporation, one of our wholly owned subsidiaries. Pursuant to his employment agreement, Mr. Frank’s aggregate annual salary was $460,000.

In 2009, Mr. Frank was entitled to receive a non-equity incentive plan award based on meeting the quantitative performance targets described under “Senior Management Non-equity Incentive Plan Award Targets” above in the Compensation Discussion and Analysis section of this proxy statement, with the amount of any such award to be pro-rated for the period of service (which continued until March 1, 2010). Because these targets were not met, Mr. Frank did not earn any non-equity incentive plan compensation in 2009. However, in 2009 the Compensation Committee elected to award Mr. Frank a discretionary bonus of $421,667 in respect of his entire period of service as interim Chief Financial Officer.

Mr. Frank’s employment agreement provided for medical benefits as set forth in footnotes 13 and 14 of the Summary Compensation Table. Mr. Frank’s employment agreement also contained non-competition provisions applicable for a six-month period following termination and a prohibition on the use of confidential information.

Grants of Plan Based Awards

The following table sets forth information with respect to estimated possible payouts under non-equity incentive plans and grants of options to purchase shares of Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 2010. We have not granted any equity incentive plan awards or any stock awards during the year ended December 31, 2010.  In addition, no Named Executive Officer was eligible during the year ended December 31, 2010 to earn a bonus whose payout would be earned in whole or in part in a future year. Accordingly, there are no estimated future payouts for any Named Executive Officer.  Foreign currency amounts in the table below have been translated using the average exchange rate for the year ended December 31, 2010.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)
	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options	Grant Date	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Adrian Sarbu	1,800,000	2,700,000	150,000	03/16/10	29.73	2,236,500
David Sach	596,121	(3)	125,000	03/01/10	26.80	1,675,750
Petr Dvořák	576,251	(3)	20,000	06/15/10	23.85	240,000
Andrei Boncea	484,845	(3)	20,000	06/15/10	23.85	240,000
Anthony Chhoy	527,195	(3)	20,000	06/15/10	23.85	240,000

(1) Estimated possible payouts for each Named Executive Officer were calculated using the criteria set out in the “CEO Non-equity Incentive Plan Award Target” or “Senior Management Non-equity Incentive Plan Targets” in the Compensation Discussion and Analysis section of this proxy statement in respect of each Named Executive Officer. There are no threshold amounts as payments are only made if targets are reached. As targets were not met, no payments were made in respect of non-equity incentive plan awards in 2010.
(2) Grant date fair value was determined using the methodology provided by ASC 718. For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 15 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 accompanying this proxy statement.
(3) It is not possible to determine the maximum possible payout as such amount would have increased by specified amounts based on the amount by which increases in year-on-year Consolidated OIBDA had been greater than 20%, as described under “Senior Management Non-Equity Incentive Plan Award Targets” in the Compensation Discussion and Analysis section.

As Mr. Frank resigned as interim Chief Financial Officer effective March 1, 2010, he was not entitled to any payments under a non-equity incentive plan in 2010. Mr. Frank did not receive any equity awards during his service as interim Chief Financial Officer in 2010. Equity awards granted to Mr. Frank in 2010 following his reappointment to the Board of Directors on March 16, 2010 are reflected in the “Director Compensation” section below.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information with respect to options to purchase shares of Class A Common Stock granted to the Named Executive Officers and outstanding at December 31, 2010.  We have made no stock awards and there are no unearned options.

	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Adrian Sarbu		128,500	323,500
	11/18/2004	8,000	-	$32.99	11/17/2014
	12/21/2005	4,000	-	57.00	12/20/2015
	06/08/2006(1)	8,000	-	56.42	06/07/2016
	12/05/2007(1)	22,500	7,500	113.56	12/04/2015
	12/16/2008(1)	25,000	25,000	22.64	12/15/2016
	05/15/2009(2)	21,000	21,000	17.52	05/14/2015
	07/30/2009(1)	40,000	120,000	20.19	07/29/2017
	03/16/2010	-	150,000	29.73	03/15/2018

David Sach	03/01/2010	-	125,000	$26.80	02/28/2018

Petr Dvořák		27,000	33,000
	02/01/2006(1)	8,000	-	$59.98	12/31/2011
	12/14/2006(1)	4,000	-	72.05	12/31/2011
	12/05/2007(1)	3,000	1,000(5)	113.56	12/31/2011
	12/16/2008(1)	4,000	4,000(5)	22.64	12/31/2011
	05/15/2009(2)	8,000	8,000(5)	17.52	12/31/2011
	06/15/2010	-	20,000(5)	23.85	-(5)

Andrei Boncea	06/15/2010	-	20,000	$23.85	06/14/2018

Anthony Chhoy		10,750	27,250
	12/21/2005(1)	500	-	$57.00	12/20/2015
	12/14/2006(1)	1,500	-	72.05	12/13/2016
	12/05/2007(1)	2,250	750	113.56	12/04/2015
	12/16/2008(1)	4,000	4,000	22.64	12/15/2016
	05/15/2009(2)	2,500	2,500	17.52	05/14/2015
	06/15/2010(1)	-	20,000	23.85	06/14/2018

	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Charles Frank(3)		44,000	10,000
	06/02/2004	12,000	-	$22.11	06/02/2014
	06/02/2005	6,000	-	44.5	06/02/2015
	06/07/2006(1)	6,000	-	58.85	06/06/2016
	06/04/2007(4)	5,000	-	89.79	06/04/2012
	06/03/2008(4)	5,000	-	104.36	06/02/2013
	05/15/2009(4)	10,000	-	17.52	05/15/2014
	06/15/2010(4)	-	10,000	23.85	06/14/2015

(1) These options vest in four equal installments on each anniversary of the date of grant.
(2) These options vest in two equal installments on each anniversary of the date of grant.
(3) All option awards to Mr. Frank were granted to him under the Stock Incentive Plan in his capacity as a director of the Company.
(4) These options vested on the first anniversary of the date of grant.
(5) These options had not vested and were therefore forfeited on December 31, 2010.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2010.

Potential Payments upon Termination or Change of Control

Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the termination of such Named Executive Officer’s employment. The amount of compensation payable upon voluntary termination, involuntary termination (other than for cause) or termination for cause is described below. We do not have any severance agreement or any agreement providing for any specific payments upon a change of control with any Named Executive Officer. However, options granted to any employee automatically become vested on a change of control pursuant to the Stock Incentive Plan. Except as set out below for purposes hereof, a “change of control” refers to certain corporate transactions (including a sale of substantially all of the assets of the Company and a merger or consolidation where the Company is not the surviving entity) referred to under the Company’s option agreements that are customarily regarded as a change of control.

The amounts shown below assume that such termination or change of control was effective as of December 31, 2010. The amounts do not include salary earned through such period or any discretionary bonus awarded in respect of the year ended December 31, 2010 (each of which is reflected in the Summary Compensation Table). The amounts below also do not include non-equity incentive plan compensation for any Named Executive Officers in respect of the year ended December 31, 2010 because no Named Executive Officer earned any such compensation.  The numbers presented below are for illustrative purposes.  Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from the Company. Option values represent the difference between the closing price of shares of our Class A Common Stock on December 31, 2010 and the exercise price of such options. Foreign currency amounts set out below have been translated using the exchange rate prevailing at December 31, 2010.

Adrian Sarbu

Payments under the CEO employment agreement

Mr. Sarbu’s CEO employment agreement is for a fixed term that expires on December 31, 2013. Under the terms of the CEO employment agreement, Mr. Sarbu may terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice and pay the portion of his annual salary for the portion of the notice period remaining at the time the Company elects to make payment in lieu of notice. Mr. Sarbu is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2010, if we were to elect to make payment in lieu of notice Mr. Sarbu would be entitled to $1.8 million, subject to deductions for income tax and social insurance withholdings.

We may at any time terminate Mr. Sarbu’s employment (other than for cause) and make payment in lieu of notice. This payment is comprised of (i) Mr. Sarbu’s annual salary from the date such notice is delivered until the expiration of the CEO employment agreement, (ii) an additional payment equal to one year’s salary and (iii) any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2010, if we were to elect to make payment in lieu of notice Mr. Sarbu would be entitled to receive $7.2 million, subject to deductions for income tax and social security withholdings.

In the event we terminate Mr. Sarbu’s CEO employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Sarbu that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such date.  No options issued to Mr. Sarbu that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options that were exercisable on December 31, 2010 was $59,430.

In the event Mr. Sarbu is terminated for cause under the CEO employment agreement, any options awarded to Mr. Sarbu, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Sarbu’s option agreements, in the event of a change of control, all outstanding options granted to Mr. Sarbu would become immediately exercisable. The value of these options on December 31, 2010 was $144,460.

David Sach

Payments under employment agreement

Mr. Sach has an employment agreement for an indefinite term. We may terminate Mr. Sach’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Sach his employment agreement shall terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. In the event we terminate Mr. Sach’s employment, he is also entitled to an amount equal to (i) his annual target bonus, (ii) his monthly rental allowance in respect of the notice period, (iii) his vacation days in respect of the notice period, (iv) any accrued non-equity incentive plan awards as of the notice date and (v) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2010, Mr. Sach would be entitled to EUR 999,740 (approximately $1,324,861), subject to deductions for social insurance and other withholdings.

Mr. Sach may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Sach is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2010, if we were to elect to make payment in lieu of notice Mr. Sach would be entitled to receive EUR 450,000 (approximately $596,342), subject to deductions for social security and other withholdings.

In the event we terminate Mr. Sach’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

In the event Mr. Sach terminates his employment agreement, under the terms of his option agreements any options issued to Mr. Sach that are exercisable as of such termination date may be exercised for a period of 90 days following such date. In the event we terminate Mr. Sach’s employment agreement (other than for cause), all options and restricted units issued to him that are not exercisable on such termination date become vested as a result of his termination and can be exercised during the twelve months following such date.  The value of options granted to Mr. Sach that were exercisable on December 31, 2010 was $nil and the value of all outstanding options granted to Mr. Sach on December 31, 2010 was $nil. Mr. Sach does not hold any restricted stock units.

In the event Mr. Sach’s employment agreement is terminated for cause, any options awarded to Mr. Sach, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Sach’s option agreements, in the event of a change of control (as defined in his employment agreement), all outstanding options granted to Mr. Sach would become immediately exercisable.

Petr Dvořák

Mr. Dvořák resigned effective December 31, 2010. See footnote 10 to the Summary Compensation Table for payments made to Mr. Dvořák in connection with his resignation.

Andrei Boncea

Payments under employment agreement

Mr. Boncea has an employment agreement for an indefinite term. We or Mr. Boncea may terminate his employment agreement on 12 months’ notice. We may elect to make payment in lieu of notice and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming a termination date of December 31, 2010, if we were to elect to make payment in lieu of notice Mr. Boncea would be entitled to EUR 488,000 (approximately $646,700) under the MPE employment agreement. In addition, Mr. Boncea would be entitled to RON 68,848 (approximately $21,217) pursuant to his agreement with Media Pro Pictures S.A. if we terminate his employment or RON 4,303 (approximately $1,326) if Mr. Boncea terminates his employment, subject to deductions for social insurance and other withholdings.

In the event we terminate Mr. Boncea’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Boncea that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such date. No options issued to Mr. Boncea that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Boncea that were exercisable on December 31, 2010 was $nil.

In the event Mr. Boncea’s employment agreement is terminated for cause, any options awarded to Mr. Boncea, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Boncea’s option agreements, in the event of a change of control, all outstanding options granted to Mr. Boncea would become immediately exercisable. The value of these options on December 31, 2010 was $nil.

Anthony Chhoy

Payments under employment agreement

Mr. Chhoy has an employment agreement for an indefinite term. We may terminate Mr. Chhoy’s employment agreement on 12 months’ notice. If we give notice of termination to Mr. Chhoy, his employment agreement will terminate with immediate effect and the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Chhoy is also entitled to an amount equal to (i) his annual target bonus, (ii) his monthly rental allowance for a period of the lesser of the number of months he is entitled to receive the allowance pursuant to his employment agreement and 12 months, (iii) any accrued non-equity incentive plan awards as of the notice date and (iv) any earned but unpaid non-equity incentive plan awards as of the notice date. Assuming a termination date of December 31, 2010, Mr. Chhoy would be entitled to CZK 21,456,000 (approximately $1,126,110), subject to deductions for social insurance and other withholdings.

Mr. Chhoy may terminate his employment agreement at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming a termination date of December 31, 2010, if we were to elect to make payment in lieu of notice Mr. Chhoy would be entitled to receive CZK 10,080,000 (approximately $527,195), subject to deductions for social security and other withholdings.

In the event we terminate Mr. Chhoy’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Chhoy that have become exercisable as of the termination date (other than termination for cause) may be exercised for a period of 90 days following such termination date. No options issued to Mr. Chhoy that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Chhoy that were exercisable on December 31, 2010 was $7,075.

In the event Mr. Chhoy’s employment agreement is terminated due to cause, any options awarded to Mr. Chhoy, including those that have become exercisable, shall immediately terminate on the date of such termination.

Pursuant to Mr. Chhoy’s option agreements, in the event of a change of control, all outstanding options granted to Mr. Chhoy would become immediately exercisable. The value of these options on December 31, 2010 was $14,150.

Charles Frank

Because Mr. Frank resigned as interim Chief Financial Officer effective March 1, 2010, he would not have been entitled to any termination payments on December 31, 2010.

Director Compensation

The following table sets forth information in respect of compensation paid to non-employee directors for the year ended December 31, 2010 including options to purchase shares of our Common Stock. We use a combination of cash and stock options to compensate non-employee directors. We do not have any non-equity incentive compensation plans, stock awards or non-qualified deferred compensation earnings and directors received no other compensation. Mr. Sarbu does not receive any compensation for his service as a director and details of his compensation may be found under the Summary Compensation Table above.

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total Compensation ($)
Ronald Lauder	-	267,100	267,100
Herbert Granath	90,000	108,180	198,180
Paul Cappuccio	-	-	-
Michael Del Nin	-	-	-
Charles Frank(2)(3)	45,000	108,180	153,180
Igor Kolomoisky	-	108,180	108,180

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total Compensation ($)
Alfred Langer	72,000	108,180	180,180
Fred Langhammer(4)	57,500	108,180	163,180
Bruce Maggin	60,000	108,180	168,180
Parm Sandhu	62,000	108,180	170,180
Caryn Seidman Becker(2)	65,750	108,180	173,930
Duco Sickinghe	55,000	108,180	163,180
Eric Zinterhofer	-	108,180	108,180

(1) These amounts reflect aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2010 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 15 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 accompanying this proxy statement. Mr. Lauder was awarded an option to purchase 5,000 shares of Class A Common Stock and 5,000 shares of Class B Common Stock at the date of the 2010 Annual General Meeting; each of the remaining directors elected at the 2010 Annual General Meeting were awarded an option to purchase 10,000 shares of Class A Common Stock (with the exception of Messrs. Cappuccio and Del Nin, who declined the award). Mr. Lauder was also awarded an option to purchase 15,000 shares of Class A Common Stock on September 14, 2010.
(2) Fees for service on the Treasury/Finance Committee are from the second quarter of 2010, when this Committee was formally constituted.
(3) Fees for Mr. Frank reflect his service as a director from March 16, 2010, when he was reappointed to the Board.
(4) Fees for Mr. Langhammer include his service on the Corporate Governance/Nominating Committee from June 15, 2010.

Directors’ Fees

We pay a cash fee to each of our independent directors of $50,000 per annum.  We reimburse each director for expenses in connection with attending meetings of the Board of Directors. Members of the Audit Committee are paid an additional annual cash fee of $12,000.  The members of the Audit Committee are Messrs. Langer and Sandhu and Ms. Seidman Becker, as well as Mr. Sickinghe from December 14, 2010.  Members of each of the Compensation Committee, the Corporate Governance/Nominating Committee, the Related Party Transactions Committee and the Treasury/Finance Committee, which was constituted in June 2010, receive an additional annual cash fee of $5,000. The members of the Compensation Committee are Messrs. Maggin, Granath and Langhammer.  The members of the Corporate Governance/Nominating Committee are Messrs. Granath, Langer, Langhammer and Maggin. The members of the Related Party Transactions Committee are Messrs. Frank, Granath, Langer and Sickinghe. The members of the Treasury/Finance Committee are Messrs. Del Nin, Frank and Zinterhofer and Ms. Seidman Becker. In addition, Mr. Granath received $25,000 as Vice Chairman.

Annual Equity Grant

Pursuant to our Stock Incentive Plan, on the date of each annual general meeting, each non-employee director who has served as a director since the last annual general meeting or who has been otherwise approved by the Board although having served a shorter term shall receive either (i) non-incentive stock options to purchase shares of Class A Common Stock (or in the case of the Chairman, shares of Class B Common Stock if eligible under our bye-laws and if such grant is approved by the Board of Directors) or (ii) a combination of non-incentive stock options, restricted stock and restricted stock units whose aggregate value is equal to the value of the equivalent number of non-incentive stock options on the date of grant. The exercise price of such options will be the closing price of a share of Class A Common Stock on the date of grant (and 105% of the fair market value of a share of Class A Common Stock in the case of an option to acquire shares of Class B Common Stock).

The Compensation Committee has discretion to determine the components of the annual automatic grant to non-employee directors within the limitation described above. For purposes of determining the U.S. dollar value of non-incentive stock options to purchase shares of Common Stock awarded under the automatic grant, the U.S. dollar amount is determined using the methodology that is employed by the Company for valuing options in its most recent annual financial statements.

The Stock Incentive Plan provides the Compensation Committee with the authority to stipulate the vesting period for all automatic awards, whether options, restricted stock or restricted stock units. The Compensation Committee has determined that the automatic grant should consist solely of options with a vesting period of one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. None of the members of the Compensation Committee has any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations.

There were no interlocks or other relationships among our executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2011 with respect to the beneficial ownership of shares of our Class A Common Stock and Class B Common Stock and also sets forth certain information with respect to voting power and percentage of ownership as of March 31, 2011, by (i) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities, (ii) each director or nominee, (iii) the principal executive officer and the other Named Executive Officers, and (iv) all directors, director nominees and executive officers as a group.  Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.

	Beneficial Ownership of		Beneficial Ownership of			Common Stock
	Class A Common		Class B Common			% of
	Stock (a)		Stock			Voting	%
	Number	Percent	Number		Percent	Power	Ownership
Name of Beneficial Owner						(b)	(b)
Ronald S. Lauder (1)	17,622,364	30.98%	7,580,936	(21)	100%	70.41%	39.10%
Adrian Sarbu (2)	3,639,000(5)	6.28%	--		--	2.74%	5.56%
Paul T. Cappuccio	--	--	--		--	--	--
Michael Del Nin	--	--	--		--	--	--
Charles R. Frank, Jr.	47,200(6)	*	--		--	*	*
Herbert A. Granath	44,700(7)	*	--		--	*	*
Igor Kolomoisky	1,635,537(8)	2.87%	--		--	1.24%	2.54%
Alfred W. Langer	60,800(9)	*	--		--	*	*
Fred Langhammer	15,000(10)	*	--		--	*	*
Bruce Maggin	48,000(11)	*	--		--	*	*
Parm Sandhu	5,000(12)	*	--		--	*	*
Caryn Seidman Becker	5,000(13)	*	--		--	*	*
Duco Sickinghe	15,000(14)	*	--		--	*	*
Kelli Turner	--	--	--		--	--	--
Eric Zinterhofer	48,000(15)	*	--		--	*	*

David Sach	71,250(16)	*	--		--	*	*
Andrei Boncea	--(17)	--	--		--	--	--
Petr Dvořák	30,000(18)	*	--		--	*	*
Anthony Chhoy	13,250(19)	*	--		--	*	*

All directors and executive officers as a group (23 persons)	23,456,073(20)	40.14%	7,580,936		100%	73.94%	47.02%

Apax Partners Europe Managers Limited (3)	3,168,566	5.57%	--		--	2.40%	4.92%
Apax Europe VI GP Co. Ltd. (3)	3,168,566	5.57%	--		--	2.40%	4.92%
Time Warner Inc. (4)	17,622,364	30.98%	7,580,936		100%	70.41%	39.10%
TW Media Holdings LLC (4)	17,622,364	30.98%	7,580,936		100%	70.41%	39.10%
Time Warner Media Holdings B.V. (4)	17,622,364	30.98%	7,580,936		100%	70.41%	39.10%
RSL Investments Corporation (1)	--	--	2,885,705		38.52%	21.90%	4.48%
RSL Savannah, LLC (1)	17,622,364	30.98%	4,500,000		60.07%	47.52%	34.37%

*      Less than 1.0%

(a)
Does not include 7,490,936 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock.  Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a one-for-one basis.

(b)
Represents the percentage of total voting power and the percentage ownership of the shares of Class A Common Stock and Class B Common Stock currently beneficially owned by each identified shareholder and all directors and executive officers as a group.  The shares of Class A Common Stock and Class B Common Stock are the only authorized classes of our capital stock with shares outstanding. At March 31, 2011, there were 56,879,489 shares of Class A Common Stock outstanding and 7,490,936 shares of Class B Common Stock outstanding.

(c)	None of the shares of the directors or executive officers are pledged, except as provided in Notes 2 and 6.

1.
The address of Ronald S. Lauder and RSL Investments Corporation is Suite 4200, 767 Fifth Avenue, New York, New York 10153. The address of RSL Savannah, LLC is c/o RSL Investments Corporation, Suite 4200, 767 Fifth Avenue, New York, New York 10153. Mr. Lauder is the sole shareholder of RSL Investments Corporation (“RIC”), a Delaware corporation and the President and sole member of RSL Savannah, LLC (“RSL Savannah”), a Delaware limited liability company.  Information in respect of the beneficial ownership of RIC and RSL Savannah (other than percentage ownership) is based upon a statement on Schedule 13D/A jointly filed by RIC, RSL Savannah and Mr. Lauder on March 11, 2011 and on a Form 4 jointly filed by Mr. Lauder and RSL Savannah on March 15, 2011. In the Schedule 13D/A filed jointly by Mr. Lauder, RSL Savannah and RIC and the Form 4 filed jointly by Mr. Lauder and RSL Savannah, Mr. Lauder reported that he and RIC have joint beneficial ownership of 2,885,705 shares of Class B Common Stock held directly by RIC. In addition, Mr. Lauder beneficially owns 105,231 shares of Class B Common Stock held by RAJ Family Partners, L.P, the managing general partner of which is RAJ Family Corporation, of which Mr. Lauder is Chairman and President. In the Form 4 filed jointly by Mr. Lauder and RSL Savannah, Mr. Lauder reported that he and RSL Savannah have beneficial ownership with Time Warner, TWMH and TWBV (each as defined in Note 4) of 17,622,364 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock held directly by TWBV, over which RSL Savannah was granted proxy pursuant to an investor rights agreement among TWMH, RSL Savannah, Mr. Lauder, RSL Investments LLC, RIC and the Company dated May 18, 2009 (the “Investor Rights Agreement”) and the Irrevocable Voting Deed and Corporate Representative Appointment among TWMH, RSL Savannah, Mr. Lauder and the Company dated May 18, 2009 (the “Voting Agreement”), at the termination of which Mr. Lauder will no longer have sole voting control.

2.
The principal business address of Mr. Sarbu is c/o CME Media Services Limited, Kříženeckého nám. 1078/5, 152 00 Praha 5 – Barrandov, Czech Republic. Mr. Sarbu beneficially owns, directly or indirectly, substantially all the outstanding shares of Alerria Management Company S.A. (“Alerria”), a joint stock company organized under the laws of Romania, and Metrodome B.V. (“Metrodome”), a company organized under the laws of The Netherlands. Information in respect of the beneficial ownership of Alerria and Metrodome (other than percentage ownership) is based upon a statement on Schedule 13D/A jointly filed by them and Mr. Sarbu on May 26, 2010 and on Form 4s filed by Mr. Sarbu on February 12, 2010, March 18, 2010, May 26, 2010, June 15, 2010, August 19, 2010, November 8, 2010, December 3, 2010, December 8, 2010, January 5, 2011 and March 11, 2011 and on a Form 4/A filed by Mr. Sarbu on February 9, 2010. The address of Alerria is 109 Pache Protopopescu Blvd., 6th Floor, sector 2, Bucharest, Romania. The address of Metrodome is Teleport Boulevard 140 1043EJ, 1000 CV, Amsterdam, The Netherlands. In the Schedule 13D/A filed jointly by Mr. Sarbu, Alerria and Metrodome on May 26, 2010, Mr. Sarbu reported that (i) he and Alerria beneficially own a currently exercisable warrant to purchase 600,000 shares of Class A Common Stock and (ii) he and Metrodome beneficially own a currently exercisable warrant to purchase 250,000 shares of Class A Common Stock. Mr. Sarbu is (i) the sole beneficial owner of 602,000 shares of Class A Common Stock; (ii) the joint beneficial owner with Alerria of 1,400,000 shares of Class A Common Stock, of which Alerria has pledged 1,000,000 shares of Class A Common Stock in favour of ING Bank N.V. Amsterdam – Bucharest Branch (“ING”) pursuant to a security agreement dated May 20, 2010 and has undertaken to pledge the remaining 400,000 shares of Class A Common Stock if so requested by ING; and (iii) the joint beneficial owner with Metrodome of 600,000 shares of Class A Common Stock.

3.
Information in respect of the beneficial ownership of Apax Partners Europe Managers Limited (“Apax”) and Apax Europe VI GP Co. Limited (“Apax Europe GP”) (other than percentage ownership) is based upon a statement on Schedule 13D/A jointly filed by them on November 27, 2009. The address of Apax, a company organized under the laws of England and Wales, is 33 Jermyn Street, London SW1Y 6DN, United Kingdom. The address of Apax Europe GP, a Guernsey company, is 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands GYI 3ZD. Apax owns all of the issued share capital of APAX WW Nominees Limited (“Apax WW Nominees”) and APAX WW No. 2 Nominees Limited (“Apax WW No. 2 Nominees”). Apax WW Nominees and Apax WW No. 2 Nominees are the registered owners of 100% of the share capital of Adele (Guernsey) GP Limited (“Adele GP”). Apax Europe GP is the general partner of Apax Europe VI GP, L.P. Inc. Apax Europe VI GP, L.P. Inc. is the general partner of Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P (the “Europe VI Funds”). The Europe VI Funds are collectively the beneficial owner of 100% of Adele GP. Adele GP is the general partner of Adele (Guernsey) L.P (“Adele LP”). In the Schedule 13D/A filed by Apax on November 27, 2009, Apax and Apax Europe GP are reported as having shared voting power over 3,168,566 shares of Class A Common Stock held by Adele LP.

4.
Information in respect of the beneficial ownership of Time Warner Inc (“Time Warner”), TW Media Holdings LLC (“TWMH”) and Time Warner Media Holdings B.V. (“TWBV”) (other than percentage ownership) is based upon a statement on Schedule 13D/A filed jointly by them on March 4, 2011. The address of each of Time Warner, a Delaware corporation, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TWBV, a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. Time Warner owns directly all of the equity interests of TWMH and TWMH owns directly all of the equity interests of TWBV. In the Schedule 13D/A filed jointly by Time Warner, TWBV and TWMH on March 4, 2011, Time Warner, TWBV and TWMH reported that they beneficially own 17,622,364 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock. By virtue of the Voting Agreement and the Investor Rights Agreement described in Note 1 they may also be deemed to have shared voting and dispositive power over 2,990,936 shares of Class B Common Stock beneficially owned by Ronald Lauder and 90,000 shares of Class B Common stock underlying currently exercisable stock options beneficially owned by Mr. Lauder (the “Lauder Shares”). In the Schedule 13D/A filed on March 4, 2011, Time Warner, TWBV and TWMH disclaim beneficial ownership of the Lauder Shares.

5.
Includes 187,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 265,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

6.
On March 1, 2010, Charles R. Frank, Jr. resigned as interim Chief Financial Officer. Mr Frank was subsequently reappointed to the Board of Directors of the Company on March 16, 2010. Consists of (i) 3,200 shares of Class A Common Stock; and (ii) 44,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days. Mr. Frank holds a brokerage account which he uses as a cash management account in which he maintains various securities, including his 3,200 shares of Class A Common Stock of the Company. Whenever such account is overdrawn, the amount of such overdraft is loaned to Mr. Frank on a margin secured by all of the securities in the account, which may be deemed to constitute a “pledge” of Mr. Frank’s shares in the Company.

7.
Consists of 44,700 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days Does not include 10,000 shares of Class A Common Stock which are not currently exercisable and will not become exercisable within 60 days.

8.
Consists of (i) 1,275,227 shares of Class A Common Stock held directly by Mr. Kolomoisky; (ii) 345,310 shares of Class A Common Stock owned by Ralkon Commercial Limited; and (iii) 15,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.  Mr. Kolomoisky resigned from the Board of Directors on April 8, 2011.

9.
Consists of 60,800 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

10.
Consists of (i) 10,000 shares of Class A Common Stock; and (ii) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

11.
Consists of 48,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

12.
Consists of 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

13.
Consists of 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

14.
Consists of 15,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

15.
Consists of 48,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 10,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

16.
Consists of (i) 40,000 shares of Class A Common Stock; and (ii) 31,250 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 93,750 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

17.	Does not include 20,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

18.
Consists of (i) 3,000 shares of Class A Common Stock held in Mr. Dvořák’s name by Raiffeisenbank Prague; and (ii) 27,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days.

19.
Consists of 13,250 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 24,750 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

20.
Consists of (i) 21,901,948 shares of Class A Common Stock; and (ii) 1,554,125 shares of Class A Common Stock underlying options which are currently exercisable or will become exercisable within 60 days and warrants to purchase shares of Class A Common Stock. Does not include 614,875 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

21.
Includes 90,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include (i) 20,000 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days; and (ii) 5,000 shares of Class B Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2010, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10%  beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions.  All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest.  Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction.  Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

Our Related Party Transactions Committee reviews, approves or ratifies relevant related party transactions in accordance with a written procedure.  In the course of its review, approval or ratification of related party transactions, the Related Party Transactions Committee considers: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.

Any member of the Related Party Transactions Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.

Related Party Transactions

Adrian Sarbu

As of December 31, 2010, we made purchases from companies related to or connected with Mr. Sarbu with a value of approximately $5.17 million, of which Mr. Sarbu’s economic interest represents approximately $3.29 million. The purchases were mainly for programming rights and for various technical, production and administrative related services.  As of December 31, 2010, the total sales to companies related to or connected with Mr. Sarbu were approximately $852 thousand, of which Mr. Sarbu’s economic interest represents approximately $645 thousand. At December 31, 2010, companies connected to Mr. Sarbu had an outstanding balance due to us of $583 thousand. At. December 31, 2010, companies connected to Mr. Sarbu had an outstanding balance due to them of $896 thousand.

On May 24, 2010, we acquired Mr. Sarbu’s ownership interests of approximately 5.0% in each of Pro TV S.A., Media Pro International S.A. and Media Vision S.R.L., increasing our ownership interests in each company to 100.0%. Consideration for the acquisition consisted of 800,000 shares of our Class A Common Stock and a cash payment of approximately $6.2 million to Mr. Sarbu.

Time Warner Inc.

As of December 31, 2010, we purchased programming from controlled subsidiaries that are 100% owned, directly or indirectly, by Time Warner Inc., a shareholder that has two representatives on our Board of Directors, with a value of approximately $33.57 million. The purchases were mainly for programming rights.  As of December 31, 2010, the total sales to such controlled subsidiaries were approximately $40 thousand. At December 31, 2010, such controlled subsidiaries had an outstanding balance due to us of $46 thousand.  At December 31, 2010 such controlled subsidiaries had an outstanding balance due to them of $50.49 million.

Igor Kolomoisky

On April 7, 2010, we completed the sale of our operations in Ukraine to Harley Trading Limited, a company beneficially owned by Mr. Kolomoisky, for total consideration of $308 million.  Mr. Kolomoisky resigned from the Board of Directors on April 8, 2011.

Ronald S. Lauder

We paid approximately $0.4 million of legal fees incurred by Mr. Lauder in connection with the negotiation and implementation of the investment by Time Warner Media Holdings B.V. in the Company in May 2009, which included the dissolution of the CME Holdo L.P. partnership between Mr. Lauder and an affiliate of Apax Partners.  In the agreements governing this investment, we had undertaken to pay the reasonable legal fees of Mr. Lauder relating to the investment.

Other Related Parties

Certain subsidiaries of the Company have entered into production and distribution agreements with Imagine in Action, Inc. and Abandon S.R.L., two television production and distribution companies of which Ms. Alma Sarbu, the daughter of our President and CEO, is the sole beneficial owner. Pursuant to these agreements, the Media Pro Entertainment business paid these two companies an aggregate of approximately $238 thousand in the year ended December 31, 2010. Mrs. Romana Wyllie, the Company’s Vice President – Corporate Communications, is the wife of Mr. Mark Wyllie, the Company’s Vice President – Corporate Finance and an executive officer. Mrs. Wyllie is a salaried employee of CME Media Services Limited.

AUDIT COMMITTEE REPORT

To Our Shareholders:

We have reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2010.

We have discussed with Deloitte LLP, our independent registered public accounting firm, the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have also received the written disclosures and the letter from Deloitte LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte LLP its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.

Submitted by:

Alfred W. Langer
Parm Sandhu
Caryn Seidman Becker
Duco Sickinghe

Members of the Audit Committee

PROPOSAL 2

SELECTION OF AUDITORS

At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte LLP be appointed to serve as our independent registered public accounting firm for 2011.  In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

Representatives of Deloitte LLP will be invited to attend the Meeting in order to have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders.

Audit Fees

Deloitte LLP’s audit fees for auditing our annual consolidated financial statements for the year ended December 31, 2010 and reviewing our interim financial statements included in our filings on Forms 10-Q were $2,646,000 (2009: $2,535,000).

Audit-Related Fees

Deloitte LLP’s audit-related fees for the year ended December 31, 2010 were $1,071,000 (2009: $281,000). Audit-related fees in 2010 were primarily incurred in respect of debt offerings and performing Sarbanes-Oxley Act Section 404 “dummy” attestations for newly acquired operations. Audit-related fees in 2009 were incurred in respect of debt offerings and responding to an SEC comment letter.

Tax Fees

There were no tax fees paid to Deloitte LLP for the year ended December 31, 2010 or the year ended December 31, 2009.

All Other Fees

There were no other fees paid to Deloitte LLP for the year ended December 31, 2010 or the year ended December 31, 2009.

Policy on Pre-Approval of Services Provided by Deloitte LLP

The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining Deloitte LLP’s independence prior to the incurrence of such Fees in accordance with the Charter of the Audit Committee.  All engagements of the auditors are approved in advance by the Audit Committee.  At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year.  Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee.  Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Vote Required; Recommendation

The appointment of Deloitte LLP to serve as our independent registered public accounting firm in respect of the fiscal year ended December 31, 2011 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy.  Abstentions will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the appointment of Deloitte LLP as the Company’s independent registered public accounting firm in respect of the fiscal year ending December 31, 2011 and for the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDING DECEMBER 31, 2011 AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory vote on the compensation of executives as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2010 executive compensation programs and policies and the compensation paid to the Named Executive Officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, the primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified executives who can help us achieve our corporate objectives and increase shareholder value. Accordingly, we ask each of our shareholders to approve the following resolution: “Resolved, that the compensation paid to the Company’s Named Executive Officers as described in the Company’s proxy statement for the 2011 Annual General Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee relating to the compensation of the Named Executive Officers. Your advisory vote will provide an additional tool to assist the Board of Directors and the Compensation Committee in aligning the Company’s executive compensation programs with the interests of the Company and its shareholders, consistent with our corporate governance principles.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officers and will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

Vote Required: Recommendation

Approval of this advisory vote requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the compensation of our Named Executive Officers as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY
OF THE SAY-ON-PAY VOTE

Shareholders have an opportunity to advise the Board of Directors once every six years as to the frequency with which the Company should conduct an advisory say-on-pay vote. Shareholders may vote at this Annual General Meeting as to whether the Company should conduct an advisory say-on-pay vote every one, two or three years. Shareholders may also abstain from voting with respect to this proposal.

Our compensation program is administered by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis section of this proxy statement, in order to provide appropriate compensation for our Named Executive Officers. While the Board of Directors believes that the Compensation Committee and the Board of Directors are in the best position to determine executive compensation, the Board of Directors appreciates and values shareholders’ views. The Board of Directors has determined that an advisory vote on executive compensation held every three years is the best approach for the Company. This is based on our view that a vote every three years will provide shareholders with adequate time to evaluate the effectiveness of our executive compensation policies. In addition, a vote every three years will allow the Company sufficient time to consider shareholders’ input and implement any appropriate changes to executive compensation. Accordingly, we recommend that our shareholders vote for an advisory say-on-pay vote to be held every three years.

The Compensation Committee will consider the option that receives the highest number of votes cast (one, two or three years) will be the frequency of the advisory vote on executive compensation selected by shareholders.  However, because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors when considering the frequency of say-on-pay votes. The Board of Directors and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often the Company conducts an advisory shareholder vote on its executive compensation.

Recommendation

Unless otherwise indicated, the accompanying form of Proxy will be voted for an advisory say-on-pay vote as disclosed in this proxy statement to occur every three years.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS APPROVE AN ADVISORY SAY-ON-PAY VOTE TO OCCUR EVERY THREE YEARS.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by us at our principal executive office by December 15, 2011 in order to be considered for inclusion in proxy materials distributed in connection with the 2012 Annual General Meeting of Shareholders.  The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2012 Annual General Meeting of Shareholders if notice of the matter is not received by us at our principal executive office by December 15, 2011.

MISCELLANEOUS

Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders is permitted to be presented at the Meeting unless the provisions of the Companies Act 1981 of Bermuda, as amended, are complied with.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation.  Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid.  In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of $8,000 plus expenses.  We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda.

Our Annual Report on Form 10-K for the year ended December 31, 2010 is being delivered to shareholders together with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 16, 2011. Our proxy statement and annual report on Form 10-K are available on our website at www.cetv-net.com.

By order of the Board of Directors,

Daniel Penn
Secretary

Hamilton, Bermuda

April 12, 2011

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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS - MAY 16, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Louise Park and Alan Farrell, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on March 31, 2011 at the Annual General Meeting of Shareholders to be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08, Bermuda, on May 16, 2011, at 10:00 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the fourteen named individuals as directors, (ii) FOR the appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2011 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee, (iii) FOR the approval of the compensation of the Company’s Named Executive Officers and (iv) for the say-on-pay vote to occur every 3 YEARS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

■	14475 ■

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

May 16, 2011

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 21530304000000000000 1	061411

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY PERIOD OF "3 YEARS" WITH RESPECT TO PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

										For	Against	Abstain
1.		ELECTION OF DIRECTORS: The election of fourteen directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:					2.
The appointment of Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2011 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

										☐	☐	☐
NOMINEES:
	☐	FOR ALL NOMINEES	☐	RONALD S. LAUDER	☐	KELLI TURNER
			☐	HERBERT A. GRANATH	☐	ERIC ZINTERHOFER				For	Against	Abstain
			☐	PAUL T. CAPPUCCIO			3.	Advisory vote on the compensation of the Company’s Named Executive Officers (“say-on-pay”).		☐	☐	☐
	☐	WITHHOLD AUTHORITY	☐	MICHAEL DEL NIN
		FOR ALL NOMINEES	☐	CHARLES R. FRANK, JR.
			☐	ALFRED W. LANGER					1 Year	2 Years	3 Years	Abstain
	☐	FOR ALL EXCEPT	☐	FRED LANGHAMMER			4.	Advisory vote on the frequency of the say-on-pay vote.	☐	☐	☐	☐
		(See instructions below)	☐	BRUCE MAGGIN
			☐	PARM SANDHU			Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting.
			☐	ADRIAN SARBU
			☐	CARYN SEIDMAN BECKER
			☐	DUCO SICKINGHE
The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on May 16, 2011 and the Proxy Statement dated April 12, 2011, prior to the signing of this proxy.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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